Exhibit 2.1
EXECUTION COPY
MERGER AGREEMENT AND PLAN OF REORGANIZATION
     THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”), dated as of June 18, 2008 (the “Execution Date”), is entered into by and among Cardo Medical, LLC, a California limited liability company (“Cardo”), clickNsettle.com, Inc., a Delaware corporation (“Parent”), and Cardo Acquisition, LLC, a California limited liability company, which is a wholly owned Subsidiary of Parent (“Merger Sub”).
     WHEREAS, the member of Merger Sub and the managers of Cardo have, pursuant to the Laws of their respective states of organization, declared that this Agreement is advisable, fair and in the best interests of their respective stockholders or members, as applicable, and have approved this Agreement and the consummation of the transactions contemplated hereby, including the merger of Merger Sub with and into Cardo (the “Merger”); and
     WHEREAS, the parties to this Agreement intend that the Merger will qualify as a transaction described in the Internal Revenue Code of 1986, as amended (the “Code”), Section 351, and the parties have agreed not to take actions that would cause the Merger not to so qualify.
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly and mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Unless the context otherwise requires, the terms defined in this Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.
          1.1 As used herein, the following terms shall have the following meanings:
     “Accelerated Innovation” means Accelerated Innovation, LLC, a Delaware limited liability company.
     “Accin” means Accin Corporation, a New Jersey corporation.
     “Acquired Entity” means any of Cardo or its Subsidiaries and “Acquired Entities” means Cardo and its Subsidiaries, collectively.
     “Acquisitions” means (i) Cardo’s purchase of the remaining outstanding equity interests in Accelerated Innovation from Accin pursuant to the option set forth in that certain Limited Liability Company Agreement of Accelerated Innovation by and between

Accin and Cardo, dated as of May 21, 2007, and (ii) Cardo’s purchase of the minority equity interests in Cervical Xpand and Uni-Knee from the minority equity interest holders thereof, pursuant to those certain membership interest purchase agreements by and between Cardo and such equity interest holders.
     “Cardo Employee Benefit Plans” means all Employee Benefit Plans sponsored, maintained or contributed to or required to be contributed to by Cardo or any ERISA Affiliate of Cardo.
     “Cardo Organizational Documents” means Cardo’s Articles of Organization, filed with the California Secretary of State on April 6, 2007, and Operating Agreement, dated as of May 15, 2007, each as in effect as of the Execution Date (unless otherwise specified).
     “Cardo Member” means any holder of Cardo Units.
     “Cervical Xpand” means Cervical Xpand, LLC, a New Jersey limited liability company.
     “Current SEC Reports” means the following SEC Reports of Parent; Annual Report on Form 10-KSB for the fiscal year ended June 30, 2007; Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2007; Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 2007; Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2008; and Current Reports on Form 8-K filed on October 2, 2007, October 9, 2007, December 21, 2007, February 1, 2008 and March 18, 2008.
     “Dissenter’s Act” means Section 17600-17613 of the California Act
     “Eligible Market” means the American Stock Exchange.
     “Employee Benefit Plans” means all “employee benefit plans” (as defined in Section 3(3) of ERISA) and all other employee benefit plans, policies, agreements or arrangements, including any bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, termination, severance, sick leave, vacation, loans, perquisites, salary continuation, health, disability, life insurance and educational assistance plans, policies, agreements or arrangements for the benefit of any current or former employees, officers, directors or managers of a Person. For the avoidance of doubt, “Employee Benefit Plans” do not include Employee Agreements.
     “End Date” means August 31, 2008.
     “Environmental Law” means any Law of any Governmental Authority in effect as of the Execution Date relating to pollution or protection of the environment, including Laws related to emissions, discharges, releases, or threatened releases of Hazardous Substances.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any entity (whether or not incorporated) which would be treated as a single employer with another entity under Sections 414(b), (c), (m) or (o) of the Code and the regulations thereunder.
     “Escrow Agent” means the Escrow Agent appointed pursuant to the Escrow Agreement or any successor Escrow Agent thereunder.
     “Escrow Agreement” means the Escrow Agreement among Cardo, Parent, the Members’ Representatives and the Escrow Agent in substantially the form attached hereto as Exhibit A.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “FDA” means the U.S. Food and Drug Administration.
     “GAAP” means accounting principles generally accepted in the United States of America, as in effect from time to time.
     “Governmental Authority” means any foreign, federal, national, state or local judicial, legislative, executive or regulatory body, authority or instrumentality.
     “Hazardous Substances” means any substance, waste, contaminant, pollutant or material defined or regulated as toxic or as a pollutant, contaminant or waste, or words of similar meaning including petroleum or petroleum products, under any Environmental Law.
     “Historical Cardo Member” means any holder of Cardo Units immediately prior to the Effective Time other than those Cardo Members that purchased Cardo Units pursuant to the Unit Purchase Agreement or pursuant to the Subscription Agreements.
     “Immediate Family,” with respect to a specified natural Person, means such Person’s spouse, parents and children, including adoptive relationships and relationships through marriage.
     “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business consistent with past practices), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness and (H) all guaranties in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.
     “Insolvent” means, with respect to any Person, (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total liabilities as they come due, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct its business as such business is now conducted and is proposed to be conducted.
     “Intellectual Property” means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, patent term extensions, supplementary protection certificates, market or data exclusivities, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions, formulae, industrial models, processes, designs, specifications, data, technology, methodologies, computer programs (including all source codes), any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks and other media on which any of the foregoing is stored.
     “IRS” means the U.S. Internal Revenue Service.
     “Knowledge,” with respect to (i) Cardo and/or the Acquired Entities, means the actual and imputed knowledge of Andrew A. Brooks, M.D., F.A.C.S., Mikhail Kvitnitsky, Derrick Romine and John Kuczynski and (ii) Parent, means the actual and imputed knowledge of Glenn Halpryn and Noah Silver; provided, that for purposes hereof, “imputed knowledge” means, with respect to any individual, the knowledge that an individual holding a similar office or position as such individual would reasonably be expected to have after a reasonable inquiry.
     “Law” means any federal, state or local law, statute, rule, regulation, judgment, decree, injunction, order, ordinance, code, regulation, arbitration award or other legally enforceable requirement of or by any Governmental Authority.

     “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and including any lien or charge arising by Law.
     “Material Adverse Effect” means a material adverse effect on the operations, condition (financial or other), assets, liabilities, earnings or business of the Person affected or the ability of any Person to timely consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a “Material Adverse Effect” on or with respect to the Person affected: (i) any adverse change or effect that is demonstrated to be primarily caused by conditions affecting the United States economy generally, (ii) any adverse change, event or effect that is demonstrated to be primarily caused by the announcement or pendency of the Merger or of the transactions contemplated hereby, or (iii) the taking of any action contemplated by this Agreement and other agreements contemplated hereby. For avoidance of doubt, a failure by Cardo to meet earnings projections or revenue projections for any period, whether ending prior to or following the Closing Date, shall not, by itself, be deemed to constitute a Material Adverse Effect. All references in this Agreement to a “Material Adverse Effect on Cardo” shall mean a Material Adverse Effect on Cardo and its Subsidiaries, taken as a whole and a “Material Adverse Effect on Parent” shall mean a Material Adverse Effect on Parent and Merger Sub, taken as a whole.
     “Organizational Documents” means the certificate of incorporation, articles of organization, bylaws, trust agreement, operating agreement or limited liability company agreement and/or other organizational or governing documents of a Person, as the case may be, as each may be amended from time to time.
     “OTCBB” means the over-the-counter bulletin board market maintained by The Nasdaq Stock Market, Inc.
     “Parent Common Stock” means the Common Stock of Parent, par value $.001 per share.
     “Person” means all natural persons, corporations, business trusts, associations, unincorporated organizations, limited liability companies, partnerships and other entities and Governmental Authorities or any department or agency thereof.
     “Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, a partial proceeding, such as a deposition) by or before any Governmental Authority or arbitrator.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.

     “Subscription Agreements” means those certain Subscription Agreements, in substantially the form attached as Exhibit B to the Unit Purchase Agreement, between Cardo and certain strategic investors in Cardo identified on Exhibit C thereto, pursuant to which such investors will purchase the number of Cardo Units as set forth on such Exhibit C opposite such investor’s name.
     “Subsidiary” means (i) any corporation, association, business entity, partnership, limited liability company or other entity of which a Person, either alone or together with one or more other Subsidiaries, (A) directly or indirectly owns or controls securities or other interests representing more than fifty (50%) of the voting power of such entity, or (B) is entitled, by contract or otherwise, to elect, appoint or designate managers or directors constituting a majority of the managers or members of such entity’s board of directors or other governing body, and (ii) in the case of Cardo, includes each of the Target Entities.
     “Takeover Protections” shall mean any control share acquisition, business combination, poison pill (including any distribution under a rights agreement or similar plan or device) or other similar anti-takeover provision under an entity’s Organizational Documents or the Laws of its state of incorporation or other applicable Law.
     “Target Entity” means each of Accelerated Innovation, Cervical Xpand and Uni-Knee.
     “Tax” or “Taxes” means all taxes of any kind, and fees or other assessments in the nature of taxes, imposed by any Governmental Authority, and any and all interest, penalties and additions relating thereto. “Tax” or “Taxes” includes, without limitation, all add-on minimum, alternative minimum, capital stock, currency, customs, documentary, disability, employee, employer, environmental, estimated, excise, export, FICA, franchise, FUTA, gross receipts, income, import, natural resources, license, occupation, payroll, personal property, premium, real property, registration, sales, severance, social security, stamp, transfer, unemployment, use, value added, windfall profit and withholding taxes and duties. “Tax” or “Taxes” also includes any transferee or secondary liability for Taxes and any liability pursuant to an agreement or otherwise, including liability arising as a result of being or ceasing to be a member of any affiliated group, or being included or required to be included in any Tax Return relating thereto.
     “Tax Return” means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes.
     “Transaction Expenses” means all out-of-pocket fees and expenses (including legal and accounting fees and expenses) with respect to this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses relating to the preparation and filing of the Transaction Form 8-K.
     “Uni-Knee” means Uni-Knee, LLC, a New Jersey limited liability company.
     “Unit Purchase Agreement” means the Unit Purchase Agreement, dated as of June 18, 2008, by and among Cardo and the investors named therein.

     1.2 Each of the following additional terms is defined in the Section set forth opposite such term:

Term	Section
Accredited Investor	Section 4.6(a)
Agreement	Preamble
Balance Sheet	Section 4.7(d)
Balance Sheet Date	Section 4.7(d)
Basket Amount	Section 9.6
California Act	Section 2.1
Cardo	Preamble
Cardo Dissenting Units	Section 3.5
Cardo Escrowed Securities	Section 9.3
Cardo Financial Statements	Section 4.7
Cardo Group	Section 4.19
Cardo Indemnified Party	Section 9.2(a)
Cardo Intellectual Property	Section 4.10
Cardo Material Agreement	Section 4.9
Cardo Policies	Section 4.22
Cardo Units	Section 4.6(a)
Cash Closing Condition	Section 7.3(n)
Certificate of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Damages	Section 9.2(a)
Director Nominees	Section 6.5
Effective Time	Section 2.3
Employee Agreement	Section 4.19(a)
Escrow Period	Section 9.3
Execution Date	Preamble
Indemnified Officers	Section 6.15(a)
Indemnified Party	Section 9.9(a)
Investor Letter	Section 6.18
Letter of Intent	Section 6.9
Liability Cap	Sections 9.4 & 9.5
Lockup Agreements	Section 6.13
Members’ Representatives	Section 6.18
Merger	Recitals
Merger Shares	Section 5.4
Merger Sub	Preamble
Merger Sub Agreement	Section 5.1
Merger Sub Articles	Section 5.1
Parent	Preamble

Term	Section
Parent Available Cash	Section 6.21
Parent Bylaws	Section 5.1
Parent Certificate	Section 5.1
Parent Indemnified Party	Section 9.2(b)
Parent Material Agreement	Section 5.12(a)
Parent Related Person	Section 5.22
Permitted Liens	Section 4.11
Products	Section 4.26
Regulatory Proceeding	Section 4.29(a)
Related Person	Section 4.21
Sarbanes-Oxley Act	Section 5.10
SEC Reports	Section 5.8(a)
Surviving Entity	Section 2.1
Transaction Form 8-K	Section 6.3
ARTICLE II
THE MERGER
     2.1 Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, in accordance with the provisions of the Beverly-Killea Limited Liability Company Act, as amended, as set forth in the California Corporations Code (the “California Act”), Merger Sub shall be merged with and into Cardo. Cardo shall continue as the surviving entity (“Surviving Entity”) and the separate existence of Merger Sub shall cease.
     2.2 The Closing. The closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Akerman Senterfitt, in Miami, Florida, commencing at 11:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself, but subject to the fulfillment or waiver of those conditions) or such other date as the parties may mutually determine (the “Closing Date”).
     2.3 Effective Time. Prior to the Closing, Parent, Merger Sub and Cardo shall prepare, and, on the Closing Date, Cardo shall file with the Secretary of State of the State of California, a Certificate of Merger in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”), and/or such other appropriate documents executed in accordance with the applicable provisions of the California Act and shall make all other filings or recordings required under the California Act to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger is accepted for recording by the Secretary of State of the State of California. The time at which the Merger shall become effective as aforesaid is referred to as the “Effective Time.”
     2.4 Legal Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the

California Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of Cardo and Merger Sub shall vest in Surviving Entity.
     2.5 Articles of Organization and Limited Liability Company Agreement.
          (a) Articles of Organization of Surviving Entity. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Cardo, the Articles of Organization of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Organization of Surviving Entity until thereafter amended in accordance with the California Act and such Articles of Organization; provided that as of the Effective Time, such Articles of Organization shall be amended to provide that the name of the Surviving Entity is Cardo Medical, LLC.
          (b) Limited Liability Company Agreement of Surviving Entity. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Cardo, the Limited Liability Company Agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Limited Liability Company Agreement of Surviving Entity until thereafter amended in accordance with the California Act, the Articles of Organization of Surviving Entity and such Limited Liability Company Agreement; provided that all references in such Limited Liability Company Agreement to Merger Sub shall be amended to refer to Cardo Medical, LLC.
     2.6 Officers of Surviving Entity. The initial officers of Surviving Entity shall be the officers listed in Exhibit C, until their respective successors are duly elected or appointed and qualified.
ARTICLE III
MANNER OF CONVERTING SECURITIES
     3.1 Conversion of Units in the Merger. Subject to the provisions of this Article III and Section 9.3, at and as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Cardo, or any of the stockholders or members of any of the foregoing, the outstanding securities of Cardo and Merger Sub shall be converted as follows:
          (a) Each Cardo Unit issued and outstanding immediately prior to the Effective Time (other than Cardo Dissenting Units) shall cease to be outstanding and shall be converted into and exchanged for the right to receive 655,337.128 validly issued, fully paid and nonassessable shares of Parent Common Stock (the “Exchange Ratio”); provided, however, that the Exchange Ratio shall be adjusted proportionately as may be necessary to provide that the existing stockholders and option holders of Parent immediately prior to the Effective Time, own (or have the right to acquire in the case of options), in the aggregate, 5.56% of the Parent Common Stock on a fully diluted basis immediately following the Effective Time.
          (b) Each unit of membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one unit of membership interest of the Surviving Entity, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding units of membership interest of Surviving Entity. Each certificate of Merger Sub representing any such units, if any, shall after the Effective Time evidence ownership of units of membership interest of Surviving Entity.
          (c) Each share of Parent’s capital stock issued and outstanding at and as of the Effective Time will remain issued and outstanding.
     3.2 Surrender and Exchange of Cardo Securities. As soon as practicable after the Effective Time and subject to Section 9.3, Parent shall deliver to each record holder of Cardo Units a certificate (or evidence of shares in book-entry form) registered in the name of such Cardo Member representing the number of shares of Parent Common Stock to which such holder is entitled under this Article III. As of the Effective Time, each Cardo Unit (other than Cardo Dissenting Units) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall be deemed at and after the Effective Time to represent only the right to receive, subject to Section 9.3, the consideration specified in this Article III, as applicable, for the Cardo Member who is the holder thereof. Each Cardo Dissenting Unit shall be converted into the right to receive payment from Surviving Entity with respect thereto in accordance with the provisions of the Dissenter’s Act.
     3.3 Transfer Books; No Further Ownership Rights in Cardo Units. All shares of Parent Common Stock issued in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Cardo Units, and upon such issuance, such shares of Parent Common Stock shall have been duly authorized, validly issued and fully paid and nonassessable. At the Effective Time, the unit transfer books of Cardo shall be closed and thereafter there shall be no further registration of transfers on the unit transfer books of Surviving Entity of the Cardo Units that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Cardo Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such units, except as otherwise provided for herein or by applicable Law.
     3.4 No Fractional Shares for Parent Common Stock. No fraction of a share of Parent Common Stock (or evidence of such shares in book-entry form) shall be issued upon the exchange of a Cardo Unit pursuant to this Article III, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Each holder of Cardo Units who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, receive from Parent, in lieu of such fractional share, one share of Parent Common Stock.
     3.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Cardo Units which are issued and outstanding immediately prior to the Effective Time and which are held by Cardo Members properly exercising dissenter’s rights available under the Dissenter’s Act (the “Cardo Dissenting Units”) shall be converted into the right to receive payment from Surviving Entity with respect thereto and shall not be converted into or be exchangeable for the right to receive the shares of Parent Common Stock unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the Dissenter’s Act. Cardo Dissenting Units shall be treated in accordance with the Dissenter’s Act. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Cardo Units shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, shares of Parent Common Stock in accordance with the terms of this Article III. Cardo shall give Parent: (a) prompt notice of any written demands for appraisal of any Cardo Units, attempted withdrawals of such demands and any other instruments, served pursuant to the Dissenter’s Act and received by Cardo relating to rights to be paid the “fair value” of Cardo Dissenting Units, as provided in the Dissenter’s Act; and (b) the opportunity to participate in, and after the Closing, direct, all negotiations and Proceedings with respect to demands for appraisal under the Dissenter’s Act. Cardo shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of Cardo Units. Cardo or Surviving Entity, as applicable under the Dissenter’s Act, shall comply with all notice requirements under such Dissenter’s Act.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CARDO
   Except as set forth on the Disclosure Schedule delivered to Parent in connection with this Agreement, Cardo represents and warrants to Parent as follows:
     4.1 Organization and Standing. Cardo is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California. Cardo has the requisite limited liability company power and authority to own and operate its properties and assets, and to carry on its business as currently conducted. Cardo is presently qualified to do business as a foreign entity in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Cardo. True and accurate copies of the Cardo Organizational Documents, each as in effect as of the Execution Date and at the Closing, have been delivered to Parent.
     4.2 Corporate Power. Cardo has all requisite limited liability company power and authority to execute and deliver this Agreement (and other agreements contemplated hereby) and to carry out and perform its other obligations hereunder.
     4.3 Authorization. All limited liability company action on the part of Cardo and its managers and security holders, as applicable, necessary for (i) the authorization, execution and delivery of this Agreement and (ii) the performance of Cardo’s obligations hereunder, has been taken. This Agreement has been duly executed by Cardo and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes and will constitute a valid and legally binding obligation of Cardo, except (i) as limited by Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as limited by rules of Law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.

     4.4 Subsidiaries. Section 4.4 of the Disclosure Schedule sets forth the name, jurisdiction of organization, the authorized (if applicable), issued and outstanding equity interests of each Subsidiary of Cardo (including the holders thereof and the number of equity interests owned by each such holder) and the jurisdictions in which each such Subsidiary is qualified to do business. Cardo does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than as set forth on Section 4.4 of the Disclosure Schedule. Upon the consummation of the Acquisitions, all the outstanding equity interests of each Subsidiary of Cardo will be owned directly or indirectly by Cardo free and clear of all Liens or third party rights and of any restrictions on transfer, except for transfer restrictions of the federal and state securities Laws. All the outstanding equity interests of each Subsidiary of Cardo are duly authorized, validly issued in compliance with applicable Laws, fully paid up and nonassessable and free and clear of Liens or third party rights and of any restrictions on transfer, except for transfer restrictions of the federal and state securities Laws and as set forth in the Organizational Documents of each such Subsidiary. No equity security of any Subsidiary of Cardo was issued in violation of the preemptive rights of any Person or any agreement by which such Subsidiary was bound at the time of such issuance. Each Subsidiary of Cardo (i) is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization; (ii) has the requisite limited liability company power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (iii) is duly qualified to do business and is in good standing in every jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Cardo. Cardo has heretofore made available complete and correct copies of the Organizational Documents of each of its Subsidiaries, as amended to date and as presently in effect. No Subsidiary of Cardo is in material violation of any of the provisions of its Organizational Documents. Other than its acquisition of the equity interests in the Subsidiaries set forth on Section 4.4 of the Disclosure Schedule, since its inception, Cardo has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any Person. Upon the consummation of the transactions contemplated by the Acquisitions, Cardo will own (i) one hundred percent (100%) of the equity interests of Accelerated Innovation directly, and (ii) one hundred percent (100%) of the equity interests of Cervical Xpand and Uni-Knee directly and indirectly through its ownership of Accelerated Innovation.
     4.5 Noncontravention. The execution and delivery of this Agreement by Cardo, and Cardo’s performance of and compliance with the terms hereof, and the consummation of the Merger and the other transactions contemplated hereby, will not (a) result in any violation, breach or default, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under the Cardo Organizational Documents or the Organizational Documents of any Target Entity, (b) result in any material violation, breach or default, be materially in conflict with or constitute, with or without the passage of time or giving of notice, a material default under any Cardo Material Agreement, (c) require any consent or waiver under any Cardo Material Agreement (other than any consents or waivers that have been obtained), (d) conflict with or violate in any material respect any Law applicable to the Acquired Entities or by which any property or asset of the Acquired Entities is bound or affected, (e) result in the creation of any Lien upon any of the properties or assets of any Acquired Entity (other than Permitted Liens), (f) trigger any right of cancellation, termination or acceleration under any Cardo Material Agreement, (g) create any right of payment (in cash, equity securities or other property) in any other Person, or (h) result in a Material Adverse Effect on Cardo.
     4.6 Capitalization.
          (a) Excluding the equity interests issued pursuant to the Subscription Agreements and the Unit Purchase Agreement, the capitalization of Cardo consists of two hundred (200) issued and outstanding units of membership interest which have the rights, preferences, privileges and restrictions (the “Cardo Units”) set forth in Cardo’s Articles of Organization and the Operating Agreement of Cardo, dated as of May 15, 2007, and under the Laws of the State of California, and which are owned as set forth on Section 4.6 of the Disclosure Schedule. The Cardo Units are uncertificated. All issued and outstanding Cardo Units have been duly authorized and validly issued in compliance with applicable Laws, and are fully paid and nonassessable and free and clear of Liens or third party rights and of any restrictions on transfer, except for transfer restrictions of the federal and state securities Laws and as set forth in the Cardo Organizational Documents. No Cardo Unit or other security of Cardo was issued in violation of the preemptive rights of any Person or any agreement by which Cardo was bound at the time of such issuance. Each holder of any Cardo Unit or other equity interests of Cardo is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act (an “Accredited Investor”).
          (b) Except for the Subscription Agreements and the Unit Purchase Agreement and as provided in the Cardo Organizational Documents, there are no options, warrants, preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution or other rights to purchase or acquire from any Acquired Entity any of such entity’s authorized and unissued equity interests or securities convertible into or exchangeable for such equity interests. There are no rights to have the equity interests of any Acquired Entity registered for sale to the public in connection with the Laws of any jurisdiction. Except as provided in the Cardo Organizational Documents, no Acquired Entity is a party to any agreement, and to the Acquired Entities’ Knowledge there is no agreement, (i) relating to the voting, transfer or control of any equity securities of any Acquired Entity, (ii) containing restrictions on the transfer of the equity securities of any Acquired Entity, other than those arising under applicable securities Laws or (iii) obligating any Acquired Entity to redeem or purchase any such equity securities. All outstanding units, options, warrants or other equity interests of any Acquired Entity were issued pursuant to and in compliance with a valid exemption from registration under the Securities Act, and have been issued in compliance with applicable state securities Laws.
     4.7 Financial Statements. Section 4.7 to the Disclosure Schedule contains:

          (a) The audited consolidated balance sheet of Accin as of December 31, 2006, and the related audited consolidated statement of operations, statement of shareholders’ equity and non-controlling interest, and statement of cash flows of Accin for the period beginning January 1, 2006 and ended on December 31, 2006, including all notes thereto, accompanied by the independent auditor’s report thereon;
          (b) The audited consolidated balance sheet of Accin as of May 31, 2007, and the related audited consolidated statement of operations, statement of shareholders’ equity and non-controlling interest, and statement of cash flows of Accin for the period beginning January 1, 2007 and ended on May 31, 2007, including all notes thereto, accompanied by the independent auditor’s report thereon;
          (c) The audited consolidated balance sheet of Cardo as of December 31, 2007, and the related audited consolidated statement of operations, statement of members’ equity and non-controlling interest, and statement of cash flows of Cardo for the period beginning April 6, 2007 (inception) and ended on December 31, 2007, including all notes thereto, accompanied by the independent auditor’s report thereon; and
          (d) The unaudited consolidated balance sheet (the “Balance Sheet”) of Cardo as of March 31, 2008 (the “Balance Sheet Date”), and the related unaudited consolidated statement of operations, statement of members’ equity and non-controlling interest, and statement of cash flows of Cardo for the three (3)-month period ended March 31, 2008.
All of the financial statements referred to in this Section 4.7 are hereinafter collectively referred to as the “Cardo Financial Statements.” Except as otherwise noted therein, the Cardo Financial Statements, together with the notes thereto (if any) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved, except that the unaudited Cardo Financial Statements may not contain all footnotes required by GAAP. The Cardo Financial Statements, together with the notes thereto (if any) fairly present in all material respects the consolidated financial condition, results of operations and cash flow of the Acquired Entities or Accin, as the case may be, as of the dates and for the periods indicated therein, subject to normal year-end audit adjustments, which shall not be material, in the case of unaudited Cardo Financial Statements. No event has occurred and nothing has come to the attention of the Acquired Entities since December 31, 2007 to indicate that the Cardo Financial Statements did not fairly present in any material respect the consolidated financial condition, results of operations and cash flow of the Acquired Entities or Accin, as the case may be, as of the dates and for the periods indicated therein. The Acquired Entities do not have any liabilities of any nature, contingent or otherwise, other than (i) debts, liabilities or obligations that are reflected, reserved for or disclosed in the Cardo Financial Statements, (ii) debts, liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date, (iii) debts, liabilities or obligations arising in the ordinary course of business under any written contract by which any of the Acquired Entities is bound, excluding liabilities based upon any breach or default of such contracts by the Acquired

Entities, (iv) liabilities for Transaction Expenses, and (v) debts, liabilities or obligations disclosed on Section 4.7 of the Disclosure Schedule or in any other Section of the Disclosure Schedule to the extent such liability is clear and identifiable as such on its face.
     4.8 Absence of Certain Changes or Events. Since December 31, 2007, except as contemplated by this Agreement or incident to the transactions contemplated hereby, (i) there has been no event, occurrence or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on Cardo, (ii) the Acquired Entities have conducted their business only in the ordinary course consistent with past practices and (iii) none of the Acquired Entities has taken any of the actions set forth in Section 6.10. No Acquired Entity has taken any steps to seek protection pursuant to any bankruptcy Law nor does any Acquired Entity have any Knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy Proceedings or of any fact that would reasonably lead a creditor to do so. The Acquired Entities, taken as a whole, are not Insolvent, nor will the Acquired Entities, taken as a whole, be Insolvent after giving effect to the transactions contemplated hereby to occur at the Closing (other than as a result of any facts or circumstances relating to Parent or Merger Sub).
     4.9 Material Agreements.
          (a) A list of the oral and written material agreements of the Acquired Entities is set forth on Section 4.9 of the Disclosure Schedule (each, a “Cardo Material Agreement”). The applicable Acquired Entity, and, to the Acquired Entities’ Knowledge, each other party thereto, has in all material respects performed all the obligations required to be performed by them to date (or such non-performing party has received a valid, enforceable and irrevocable written waiver with respect to its non performance), and the Acquired Entities have received no written notice of breach or default and are not in breach or default (with due notice or lapse of time or both), under any Cardo Material Agreement which would permit termination, modification or acceleration of payment or performance under any Cardo Material Agreement. The Acquired Entities have no Knowledge of any breach or termination, or anticipated breach or termination, by the other party to any Cardo Material Agreement.
          (b) True, correct and complete copies of each Cardo Material Agreement, as amended to date, and a written summary setting forth the material terms of each Cardo Material Agreement that is an oral agreement, have been provided to Parent. Each of the Cardo Material Agreements is in full force and effect, and is a legal, binding and enforceable obligation of or against the parties thereto, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Neither Cardo nor any of its Subsidiaries, as applicable, has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Cardo Material Agreement.

     4.10 Intellectual Property.
          (a) The Acquired Entities own or license for use (with a right of sublicense) the Intellectual Property that is listed on Section 4.10(a) of the Disclosure Schedule, which contains a complete list of invention disclosures and patents and patent applications, trademark applications and registrations, copyright registrations, and domain name registrations owned or licensed by any Acquired Entity (“Cardo Intellectual Property”). The Acquired Entities own all right, title and interest in and to or otherwise have the exclusive right to fully commercialize all Cardo Intellectual Property free and clear of all Liens. To the Acquired Entities’ Knowledge, neither the material pre-clinical and clinical development candidates and processes to make such candidates of any Acquired Entity, nor any other products within Cardo Intellectual Property, infringe on the subsisting Intellectual Property rights of others. No claim is pending or, to the Acquired Entities’ Knowledge, threatened alleging infringement of Intellectual Property rights of others from the use, manufacture or sale of any material products or services by any Acquired Entity. No claim is pending or, to the Acquired Entities’ Knowledge, threatened challenging the complete and exclusive ownership of or the right to use the Cardo Intellectual Property by the Acquired Entities, or alleging that any other Person has any claim of legal or beneficial ownership with respect thereto. No claim is pending or, to the Acquired Entities’ Knowledge, threatened challenging, terminating, amending, or affecting the interest of the Acquired Entities in the Cardo Intellectual Property. No claim is pending or, to the Acquired Entities’ Knowledge, threatened challenging the validity, enforceability or use of the Cardo Intellectual Property. No loss or expiration of any registration relating to the Cardo Intellectual Property is pending or, to the Acquired Entities’ Knowledge, threatened. No Cardo Intellectual Property is involved in any interference, reissue, reexamination, opposition or cancellation Proceeding or any other material litigation or proceeding of any kind in the United States or in any other jurisdiction. The Acquired Entities have taken all necessary and reasonable actions to maintain and protect the Cardo Intellectual Property that it owns, licenses or uses, including, if and when applicable and required, the secrecy or confidentiality thereof, which action may be taken by the Acquired Entities and, to the Acquired Entities’ Knowledge, the Cardo Intellectual Property is currently in compliance in all material respects with all applicable legal requirements (including timely payment of filing, examination, maintenance and legal fees) necessary to protect the Cardo Intellectual Property. Furthermore, to the Acquired Entities’ Knowledge, owners of any material Intellectual Property licensed to the Acquired Entities have taken all necessary and reasonable actions to maintain and protect the Intellectual Property that is the subject of such licenses. Except for any license implied by the sale of a product and licenses for generally available software programs and except as disclosed in Section 4.10(a) of the Disclosure Schedule, (i) there are no outstanding options, licenses or other agreements relating to the Cardo Intellectual Property, and (ii) no Acquired Entity is bound by or a party to any options, licenses or agreements with respect to the Intellectual Property of any other Person. No Acquired Entity is in violation in any material respect of any license, sublicense, or other agreements to which it is a party or otherwise bound relating to any Intellectual Property. No Acquired Entity is obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of or claimant to any Intellectual Property with respect to the use thereof in connection with the conduct of its business as presently conducted. There are no agreements, instruments, contracts, judgments, orders or decrees to which any Acquired Entity is a party or by which it is bound that involve indemnification by such Acquired Entity with respect to infringements of Intellectual Property. To the Acquired Entities’ Knowledge, all registrations of the Cardo Intellectual Property owned by or on behalf of any Acquired Entity are valid and in full force and effect, and no applications to Governmental Authorities for the registration of such Cardo Intellectual Property that have been filed by or on behalf of any Acquired Entity within the past two (2) years have been rejected. To the Acquired Entities’ Knowledge, no other Person is infringing, misappropriating, diluting or otherwise misusing the Cardo Intellectual Property in any manner that would be material to the business of the Acquired Entities. None of the Acquired Entities has put any other Person on notice of any such infringement, misappropriation, dilution or misuse.
          (b) Section 4.10(b) of the Disclosure Schedule identifies each confidentiality agreement between an Acquired Entity and each current officer, employee, independent contractor or consultant of such Acquired Entity. Each such agreement is in substantially the form(s) delivered to Parent and remains in full force and effect pursuant to its terms. To the Acquired Entities’ Knowledge, no officer or employee or consultant is in violation of such agreement or of any prior employee contract, proprietary information agreement or other agreement relating to the right of any such individual to be employed by, or to contract with, any Acquired Entity, and, to the Acquired Entities’ Knowledge, the continued employment by each Acquired Entity of its present employees, and the performance of its contracts with its independent contractors, will not result in any such violation. Neither the execution or delivery of this Agreement, nor the carrying on of any Acquired Entity’s business by the employees and independent contractors of such Acquired Entity, nor the conduct of such Acquired Entity’s business as now conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, written covenant or instrument under which any such employee or independent contractor is now obligated and of which any Acquired Entity has Knowledge. No Acquired Entity has received any written notice alleging that any such violation has occurred.
          (c) The consummation of the Merger will not materially and adversely affect any rights of Surviving Entity or its Subsidiaries to use any Cardo Intellectual Property or the Acquired Entities’ right, title and interest in and to the Cardo Intellectual Property.
          (d) No current or former Cardo employee, independent contractor or consultant has any rights in or to any Cardo Intellectual Property that is listed, or required to be listed, on Section 4.10(a) of the Disclosure Schedule by virtue of or relating to his, her or its employment or engagement by Cardo. Except for inventions previously assigned to the Acquired Entities, it will not be necessary to utilize any Intellectual Property of any of employees, independent contractors or consultants of the Acquired Entities made prior to their employment or engagement by the Acquired Entities for the conduct of the business of Cardo as presently conducted and as presently proposed to be conducted.

          (e) Except as set forth in Section 4.10(e) of the Disclosure Schedule, the material products of the Acquired Entities, and the planned products of the Acquired Entities listed on Section 4.10(e) of the Disclosure Schedule, are covered by pending claims with respect to the Cardo Intellectual Property.
     4.11 Title to Properties and Assets; Liens. The Acquired Entities have good and marketable title to their respective properties and assets, and have good title to all their respective leasehold interests, in each case subject to no Lien, other than (i) Liens for current Taxes (A) not yet due and payable and (B) provided for on the applicable financial statements or incurred in the ordinary course of business consistent with past practices after the Balance Sheet Date, (ii) de minimis Liens and defects in title which do not in any case, individually or in the aggregate, materially detract from the value, continued ownership, use or operation of the properties and assets subject thereto, or materially impair the business operations of the owner or lessee thereof, and that have not arisen otherwise than in the ordinary course of business consistent with past practices, and (iii) the Liens set forth on Section 4.11 of the Disclosure Schedule (the “Permitted Liens”). With respect to the property and assets it leases, each Acquired Entity is in compliance with such leases in all material respects and holds a valid leasehold interest free of all Liens other than Permitted Liens. Each Acquired Entity’s properties and assets are in good condition and repair in all material respects, subject to ordinary wear and tear and routine maintenance. The Acquired Entities do not currently own, and have never owned, any real property.
     4.12 Compliance with Laws. Each Acquired Entity is in compliance in all material respects with all Laws to which it is subject or by which it or any of its properties or assets are bound.
     4.13 Litigation. There is no material Proceeding pending or, to any Acquired Entity’s Knowledge, threatened against or affecting any Acquired Entity or its properties or rights before any court or arbitrator or by or before any other Governmental Authority, including, without limitation, any Proceeding relating to or affecting any of the transactions contemplated by this Agreement. The foregoing includes, without limitation, actions pending or, to any Acquired Entity’s Knowledge, threatened against or affecting any Acquired Entity, and involving the prior employment or engagement of any of the employees or contractors of any Acquired Entity or any information or techniques allegedly proprietary to any of such employee’s or contractor’s former employers or clients, or their obligations under any agreements with prior employers or clients. No Acquired Entity is a party or subject to, and none of its respective assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority. There is no Proceeding initiated by any Acquired Entity currently pending or which any Acquired Entity currently intends to initiate.
     4.14 Governmental Consents. No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any Acquired Entity is required in connection with the valid execution and delivery of this Agreement or the consummation of any transaction contemplated hereby, except (i) the filing of the Certificate of Merger with the California

Secretary of State, and (ii) such filings as may be required by any applicable federal or state securities or blue sky Laws.
     4.15 Permits. Each Acquired Entity has all material franchises, permits, licenses, and any similar authority of any Governmental Authority necessary for the conduct of its business as now being conducted by it. No Acquired Entity is in default in any material respect under any of such franchises, permits, licenses, or other similar authority of any Governmental Authority.
     4.16 Brokers or Finders. No Acquired Entity has engaged any brokers, finders or agents, and no Acquired Entity has incurred, or will incur, directly or indirectly, as a result of any action taken by such Acquired Entity or any of its affiliates, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.
     4.17 Tax Returns and Payments. Cardo and each other Acquired Entity (a) has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by it, if any, and all such Tax Returns are true and complete in all material respects, and (b) has paid all Taxes, assessments, fees and charges owed by any Acquired Entity (regardless of whether shown on any such Tax Return). Cardo and each other Acquired Entity, as applicable, has properly accrued on the Cardo Financial Statements for the payment of all Taxes, assessments, fees and charges payable by it that are not yet due and payable in respect of all periods covered by the Cardo Financial Statements. All Taxes of Cardo and each other Acquired Entity accrued following the end of the most recent period covered by the Financial Statements have been accrued in the ordinary course of business consistent with past practices and do not exceed comparable amounts incurred in similar periods in prior years. No Acquired Entity has been advised in writing (a) that any of its Tax Returns have been or are being audited or (b) of any deficiency in assessment or proposed adjustment to its federal, state or other Taxes (nor does any Acquired Entity have Knowledge of any such audit, deficiency or adjustment). No assessment or proposed adjustment of any Acquired Entity’s Taxes has been made or threatened in writing, nor to the Acquired Entities Knowledge, is any pending. No Acquired Entity is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made in writing by a Governmental Authority in a jurisdiction where any Acquired Entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction nor does any Acquired Entity have Knowledge of such a claim. There are no Liens filed on any of the assets of any Acquired Entity that arose in connection with the failure or alleged failure to pay any Tax. Each Acquired Entity has withheld and paid, or will withhold and pay prior to the Closing Date, all Taxes required to have been withheld and paid on or before the Closing Date in connection with amounts paid or owing to any employee, creditor, director, independent contractor or third party. No Acquired Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, unless the period to which it has been waived or extended has expired. No Acquired Entity has entered into a closing agreement pursuant to Section 7121 of the Code or any equivalent provision of state, local or foreign Law. No Acquired Entity has made any payments, or is or will become obligated under any contract entered into on or before the Closing Date to make any payments in connection with the transactions contemplated by this Agreement, or in connection with a combination of the transactions contemplated by this Agreement and any other event, that will be non-deductible under Code Section 280G or subject to the excise tax under Code Section 4999 or that would give rise to any obligation to indemnify any Person for any excise tax payable pursuant to Code Section 4999. No Acquired Entity is a party to or bound by any Tax allocation or Tax sharing agreement or, to its Knowledge, has any current or potential obligation to indemnify any other Person with respect to Taxes. Except for consolidated income tax liabilities of any wholly-owned corporate Subsidiaries it has owned since their inception, neither Cardo nor any Acquired Entity has any liability for taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income Tax Law), or as transferee, successor, by contract or otherwise. References in this Section to Cardo include references to any and all Subsidiaries of Cardo that may affect its liability. No Acquired Entity has participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4. No Acquired Entity will be required, as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) or 263A of the Code (or any equivalent provision of state, local, or foreign Law) in taxable income for any taxable period (or portion thereof) beginning after the Closing. No Acquired Entity has been a member of an affiliated group (as defined in Section 1504 of the Code), filed or been included in a combined, consolidated or unitary income Tax Return (in each case other than with respect to a consolidated Tax group of which Cardo is the common parent), or is a partner, member, owner or beneficiary of any entity treated as a partnership (other than the Target Entities) or a trust for Tax purposes. No Acquired Entity has made any payments, nor will any become obligated under any contract entered into on or before the Closing Date to make any payments, that it reasonably believes would not be fully deductible under Section 162(m) of the Code. No Cardo Member is a “foreign person” within the meaning of Section 1445 of the Code and the Treasury Regulations promulgated thereunder. True, correct and complete copies of all income and sales Tax Returns filed by or with respect to the Acquired Entities for the past six (6) years have been furnished or made available to Parent. Cardo and the Acquired Entities have no deferred intercompany transactions within the meaning of Treasury Regulations Section 1.1502-13, and neither Cardo nor any Acquired Entity has an excess loss in the stock or equity of any entity as contemplated in Treasury Regulations Section 1.1502-19. To the Knowledge of the Acquired Entities, none of the assets of the Acquired Entities is “tax-exempt use property” within the meaning of Section 168(h) of the Code; and none of the assets of the Acquired Entities is required to be or is being depreciated pursuant to the alternative depreciation system under Section 168(g)(2) of the Code. There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of any of the Acquired Entities under Section 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law). No Acquired Entity is subject to Tax in, engaged in business in, nor does any have a permanent establishment in, any foreign jurisdiction. No Acquired Entity has entered into a gain recognition agreement pursuant to Treasury

Regulation Section 1.367(a)-8. No Acquired Entity has transferred an intangible asset the transfer of which would be subject to the rules of Section 367(d) of the Code.
     4.18 Employees. The employment of each employee of an Acquired Entity is terminable at will. No employee of any Acquired Entity has been granted the right to continued employment by such Acquired Entity or to any material compensation following termination of employment with such Acquired Entity. No Acquired Entity is in default with respect to any obligation to any of its employees in any material respect. No employee of any Acquired Entity is represented by any labor union or covered by any collective bargaining agreement. There is no pending or, to the Acquired Entities’ Knowledge, threatened dispute involving any Acquired Entity and any employee or group of its employees. Each Acquired Entity has complied and is currently complying in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, and wages and hours.
     4.19 Employee Benefit Plans.
          (a) Section 4.19 of the Disclosure Schedule sets forth a correct and complete list of all the Cardo Employee Benefit Plans. Cardo has no liability with respect to any Employee Benefit Plan other than the Cardo Employee Benefit Plans set forth on Section 4.19 of the Disclosure Schedule. No Cardo Employee Benefit Plan is subject to Title IV of ERISA, or Section 412 of the Code, is or has been subject to Sections 4063 or 4064 of ERISA, or is a multi-employer welfare arrangement as defined in Section 3(40) of ERISA. Neither Cardo nor any ERISA Affiliate (for purposes of this Section 4.19 Cardo and any ERISA Affiliate shall be collectively referred to as “Cardo Group”) participate currently or has ever participated in either a “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code. Cardo Group has no obligation or liability, contingent or otherwise, under Title IV of ERISA. Cardo Group has never participated in and has never been required to contribute to any “multi employer plan,” as defined in Sections 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code or any “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. No Cardo Employee Benefit Plan or any agreement (“Employee Agreement”) with any current or former employee, officer, director or consultant of any Acquired Entity provides for, nor does Cardo Group have, any liability for post-employment life insurance or health benefit coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable Law, and at the expense of the participant or the participant’s beneficiary.
          (b) The Cardo Employee Benefit Plans and Employee Agreements have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable federal and state Laws and regulations.
          (c) With respect to each Cardo Employee Benefit Plan: (i) there are no pending or, to the Acquired Entities’ Knowledge, threatened actions, claims or lawsuits that have been asserted or instituted against Cardo Group, any Cardo Employee Benefit Plan, the assets of any of the trusts under any Cardo Employee Benefit Plan, the sponsor of any Cardo Employee Benefit Plan, any fiduciary, trustee or administrator of any Cardo Employee Benefit Plan (other than routine benefit claims) or with respect to any Employee Agreement, nor does Cardo have any Knowledge of facts that could reasonably be expected to form the basis for any such claim or lawsuit; (ii) no audits, proceedings, claims or demands are pending with any Governmental Authority including, without limitation, the IRS and the Department of Labor; (iii) all reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any such plan participant have been duly or timely filed or distributed; (iv) no “prohibited transaction” within the meaning of ERISA or the Code, or breach of any duty imposed on “fiduciaries” pursuant to ERISA has occurred; (v) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been made or properly accrued on the Cardo Financial Statements or will be properly accrued on the books and records of the Acquired Entities as of the Closing, as and to the extent required by GAAP; and (vi) no such plan has any unfunded liabilities which are not reflected on Cardo Financial Statements or the books and records of the Acquired Entities.
          (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will (i) result in any payment becoming due to any current or former employee, officer, director or consultant of any Acquired Entity, (ii) increase any benefits otherwise payable under any Cardo Employee Benefit Plan or Employee Agreement, (iii) result in the acceleration of the time of payment or vesting of any rights with respect to any such benefits under any Cardo Employee Benefit Plan or Employee Agreement or (iv) require any contributions or payments to fund, or any security to secure, any obligations under any Cardo Employee Benefit Plan or Employee Agreement. There are no Cardo Employee Benefit Plans or Employee Agreements that, individually or collectively, could give rise to the payment in connection with the transactions contemplated by this Agreement of any amount that would not be deductible pursuant to the terms of Section 280G of the Code and no individual shall accrue or receive any additional benefits, service or accelerated rights to payments of benefits under any Cardo Employee Benefit Plan or Employee Agreement as a result of the actions contemplated by this Agreement.
          (e) With respect to each Cardo Employee Benefit Plan intended to qualify under Code Section 401(a) or 403(a): (i) the IRS has issued a favorable determination letter, which has not been revoked, that any such plan is tax-qualified and each trust created thereunder has been determined by the IRS to be exempt from federal income tax under Code Section 501(a); (ii) nothing has occurred or will occur through the Closing which would cause the loss of such qualification or exemption or the imposition of any penalty or tax liability; (iii) no reportable event (within the meaning of Section 4043 of ERISA) has occurred; (iv) there has been no termination or partial termination of such plan within the meaning of Code Section 411(d)(3); and (v) the present value of all liabilities under any such plan will not exceed the current fair market value of the assets of such plan (determined using the actuarial assumption used for the most recent actuarial valuation for such plan).
          (f) There are no leased employees within the meaning of Section 414(n) of the Code who perform services for any Acquired Entity.
          (g) The Acquired Entities have taken such actions necessary with respect to each Cardo Employee Benefit Plan and Employee Agreement to ensure that no employee or former employee of the Acquired Entities is subject to taxes or penalties under Section 409A of the Code.
          (h) True and accurate copies of each Cardo Employee Benefit Plan, together with all current trust agreements, the most recent annual reports on Form 5500 and any auditor’s reports, the three (3) most recent financial statements, the most recent actuarial reports, all agreements or contracts with any investment manager or investment advisor with respect to any Cardo Employee Benefit Plan, all IRS favorable determination letters, all current summary plan descriptions and summaries of material modifications for such plans have been provided to Parent. In the case of any unwritten Cardo Employee Benefit Plan, a written description of such plan has been furnished to Parent. All amendments required bringing any Cardo Employee Benefit Plan into conformity with any applicable provisions of ERISA and the Code have been duly adopted. Cardo has provided Parent with a list of each actuary, attorney, and accountant providing professional services with respect to each Cardo Employee Benefit Plan or the fiduciaries of each Cardo Employee Benefit Plan, as well as the location of all other records and the name of the individual responsible for such records with respect to each Cardo Employee Benefit Plan.
          (i) Cardo Group and each Cardo Employee Benefit Plan, to the extent applicable, is in compliance with (1) the notice and continuation of coverage requirements of Section 4980B of the Code, and the regulations thereunder; (2) Part 6 of Title I of ERISA; (3) the Health Insurance Portability and Accountability Act of 1996 with respect to any group health plan within the meaning of Code Section 5000(b)(1); and (4) any applicable state statutes mandating health insurance continuation coverage for small employers.
     4.20 Obligations of Management. Each officer and key employee of an Acquired Entity is currently working full time in the conduct of the business of such Acquired Entity. No Acquired Entity has Knowledge that any officer or key employee of such Acquired Entity is planning to work less than full time in the future. To the Acquired Entities’ Knowledge, no officer or key employee is currently working or plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise, or is planning to leave the employ of any Acquired Entity.
     4.21 Obligations to Related Parties. Other than transactions between or among the Acquired Entities, there are no loans, leases, agreements, commitments or other continuing transactions between any Acquired Entity and (i) any executive, officer, director or manager of any Acquired Entity or Accin or any member of any such Person’s Immediate Family, (ii) any Person that owns more than ten percent (10%) of the equity securities of Cardo or Accin (or was such a ten percent (10%) holder within one year prior to the Acquisitions) or any member of any such Person’s Immediate Family, or (iii) any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing Persons (each such Person identified in (i), (ii) or (iii), a “Related Person”). To the Acquired Entities’ Knowledge, no Related Person has any direct or indirect ownership interest in any Person with which any Acquired Entity has a business relationship or any Person that competes with any Acquired Entity, except in connection with the ownership of securities of publicly-traded companies (but not exceeding two percent (2%) of the outstanding capital stock or other securities of any such company). To the Acquired Entities’ Knowledge, no Related Person has, directly or indirectly, any financial interest in any material contract with any Acquired Entity (other than such contracts as relate to any such person’s ownership of equity securities of Cardo or employment by Cardo). No Acquired Entity is a guarantor or indemnitor of any Indebtedness of any other Person.
     4.22 Insurance. Section 4.22 of the Disclosure Schedule sets forth a list of the policies of insurance currently maintained with respect to the products, properties, assets, operations, business and/or current or former employees of the Acquired Entities (collectively, the “Cardo Policies”). Cardo heretofore has made available to Parent copies of all Cardo Policies. All premiums due on the Cardo Policies have been paid, and no notice of cancellation or termination or intent to cancel has been received by the Acquired Entities with respect to the Cardo Policies and to the Acquired Entities’ Knowledge, no grounds exist for such termination or cancellation.
     4.23 Environmental Laws. Each Acquired Entity is in compliance in all material respects with all applicable Environmental Laws. There is no environmental litigation or other environmental Proceeding pending or, to the Acquired Entities’ Knowledge, threatened by any Governmental Authority or others with respect to the business of the Acquired Entities. To the Acquired Entities’ Knowledge, no state of facts exists as to environmental matters or Hazardous Substances that involves the reasonable likelihood of a material capital expenditure by any Acquired Entity or that may otherwise materially and adversely affect the Acquired Entities. To the Acquired Entities’ Knowledge, no Hazardous Substances have been used, treated, stored or disposed of, or otherwise deposited, in or on the properties owned or leased by any Acquired Entity in violation of any applicable Environmental Laws, where the effect of such violations, individually or in the aggregate, could reasonably result in a material capital expenditure by any Acquired Entity or that may otherwise be expected to have a Material Adverse Effect on Cardo.
     4.24 Internal Controls. The books and records of the Acquired Entities are maintained in compliance in all material respects with all applicable legal and accounting requirements and in a manner that allows the Acquired Entities to present fairly in all material respects the Acquired Entities’ results of operations and financial condition in accordance with GAAP. The Acquired Entities have disclosed to Cardo’s outside auditors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Acquired Entities’ ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Acquired Entities’ internal controls over financial reporting.
     4.25 Customers and Suppliers. Neither Cardo nor any of its Subsidiaries is involved in any material claim or controversy with any of its customers or suppliers. Set forth on Section 4.25 of the Disclosure Schedule is a complete list of (a) the Acquired Entities’ ten (10) largest dollar-volume customers and (b) top ten (10) dollar-volume vendors, in each case for the year ended December 31, 2007 and the three (3)-month period ended March 31, 2008. No customer which individually accounted for ten percent (10%) or more of the Acquired Entities’ aggregate net revenues during the twelve (12)-month period ended March 31, 2008, and no supplier listed on Section 4.25 of the Disclosure Schedule has canceled, materially diminished or otherwise terminated, or communicated any written threat to any Acquired Entity to cancel, materially diminish or otherwise terminate its relationship with any Acquired Entity, and no Acquired Entity has any Knowledge of any basis for any of the foregoing.
     4.26 Products; Product Warranties; Product Liability. To the Acquired Entities’ Knowledge, no Acquired Entity has committed any act or made any omission that could reasonably be expected to result in, nor do any facts or circumstances exist which could reasonably be expected to give rise to, (a) any product liability claims not covered by insurance (other than customary deductibles or self-retention amounts under such insurance policies), (b) any costs (individually or in the aggregate) to cure any breach of warranty or failure to meet product or service specifications, or (c) any other product liability or warranty claims that would have a material and adverse effect on the business, operations or condition of the Acquired Entities taken as a whole. No Acquired Entity has received any unresolved written claims alleging breach of product warranty or any injury to persons or property arising from any sale of goods or any related products or services which have ever been sold through any Acquired Entity (“Products”). No Acquired Entity has received any written notice or otherwise has Knowledge of any claim that it is under any liability with respect to the return of Products other than in the ordinary course of business consistent with past practice.
     4.27 Inventories. The inventories of the Acquired Entities reflected on the Balance Sheet or acquired subsequent to the Balance Sheet Date consist of (or until disposed of in the ordinary course of business consisted of) items of a quality and quantity usable and/or salable in the normal course of business, except for any items of inventory that are obsolete, below standard quality or not salable in the normal course of business and that have been written down to net realizable market value. The values at which said inventories are carried on the Cardo Financial Statements reflect the normal inventory valuation policy of the Acquired Entities, which is to state inventory at cost or market, whichever is lower, on a first-in, first-out basis. The Acquired Entities have no damaged, defective, slow-moving or obsolete items or items of below standard quality included in their inventories, except in each case for which there are adequate reserves on the Cardo Financial Statements.

     4.28 Absence of Certain Commercial Practices. Neither the Acquired Entities nor any officer, manager, director, employee, trustee, agent or representative of any of the foregoing, nor any Person acting on behalf of any of the foregoing, has given or agreed to give any (a) individual gift or similar benefit to any customer, supplier, physician, Governmental Authority (including any governmental employee or official) or any other Person who is or may be in a position to help, hinder or assist the Acquired Entities or the Person giving such gift or benefit in connection with any actual or proposed transaction relating to the Acquired Entities’ businesses, which gifts or similar benefits would individually or in the aggregate subject the Acquired Entities or any officer, director, employee, agent or representative thereof to any criminal Proceeding or violation of Law; (b) receipts from or payments to any governmental officials, physicians or employees in violation of Law; (c) bribes or kick backs; or (d) any receipts or disbursements in connection with any unlawful boycott.
     4.29 Product Regulatory Matters.
          (a) Neither the Acquired Entities, nor any officer, employee or agent of the Acquired Entities, has made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Authority or failed to disclose a material fact required to be disclosed to the FDA or such other Governmental Authority or required to make any other statement to such Governmental Authority not misleading, in each case with respect to any Proceedings relating to the approval or certification of any of the Acquired Entities’ Products (each, a “Regulatory Proceeding”). Furthermore, neither the Acquired Entities nor any officer, employee or agent of the Acquired Entities has committed an act, made a statement, or failed to make a statement in connection with any Regulatory Proceeding that, (i) would have been reasonably likely to provide a basis for the FDA or other Governmental Authority to invoke the FDA’s policy (or any similar policy of such other Governmental Authority) respecting Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities, set forth in 56 Fed. Reg. 46191 (1991), Tuesday, September 10, 1991 or (ii) could reasonably be expected to cause the FDA to take formal regulatory action against any Acquired Entity. Neither the Acquired Entities, nor, to the Knowledge of Cardo, any officer, employee or agent of the Acquired Entities has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 USC 335a(a) or any similar foreign Law or regulation, or for which debarment is authorized by 21 USC 335a(b) or any similar foreign Law or regulation.
          (b) Cardo has made available to Parent copies of all of its and its Subsidiaries’ material written communications, notices, applications and filings to and from the FDA (or any foreign equivalent) made during the last three (3) years. Cardo does not have any Knowledge that could reasonably lead it to believe that the FDA or any other Governmental Authority having jurisdiction in the matter will not approve any of its proposed Products that are the subject of pending Proceedings relating to the approval or certification of any of the Acquired Entities’ Products or will question the validity of its clinical trials relating to any such Products.
          (c) All manufacturing research and clinical and non-clinical testing activities conducted by the Acquired Entities, and, to Cardo’s Knowledge, any third party manufacturer of the Products, have been and are being conducted in compliance in all material respects with current regulations relating to Good Manufacturing Practice, Good Clinical Practice, Good Laboratory Practice, the reporting of adverse events, the filing of reports and observance of security procedures promulgated by the FDA (or any foreign equivalents of any of the foregoing) and the rules and regulations of foreign Governmental Authorities, in each case as and if applicable.
          (d) A list of all material investigational or registered product applications and similar regulatory applications filed with the FDA or any other Governmental Authority and related to the Acquired Entities’ Products or proposed Products that are pending has been provided or made available by Cardo to Parent.
          (e) At no time has any Governmental Authority suspended, or, to the Knowledge of Cardo, threatened in writing to suspend, clinical trials of any of the Acquired Entities’ Products or proposed Products based upon the exposure, or potential exposure, of participants in the clinical trials to unacceptable health or other risks presented by the Products. The Acquired Entities have not received any written notice that the FDA or any Governmental Authority has commenced or threatened in writing to initiate (i) any action to withdraw its approval, or request the recall, of any Product of the Acquired Entities, (ii) any action to enjoin (A) any production of Products at any facility owned or used by the Acquired Entities or, to Cardo’s Knowledge, any third-party manufacturer of the Products, or (B) any other activities related to Products at any facility (including any clinical facility where testing and/or trials occur) owned or used by the Acquired Entities or, to Cardo’s Knowledge, any third-party manufacturer of the Products, (iii) the withdrawal of approval of any Product application, or (iv) any civil penalty, injunction, seizure or criminal action against the Acquired Entities or, to Cardo’s Knowledge, any third-party manufacturer of the Products. None of the Acquired Entities have received any written notice that the FDA or any other Governmental Authority has commenced, or threatened in writing to initiate, any action to place marketing or sales restrictions beyond those in any approved Product labeling on any Product of the Acquired Entities, or commenced, or threatened in writing to initiate, any action to enjoin or place such a restriction on the production, sale, marketing or reimbursement of any such Product.
          (f) As to each Product application submitted to, but not approved by, the applicable Governmental Authority and not withdrawn by the Acquired Entities or, to the Knowledge of Cardo, applicants acting on their behalf, the Acquired Entities have, and to the Knowledge of Cardo, applicants acting on its behalf have, complied in all material respects with the applicable U.S. or foreign regulatory requirements, as the case may be.
          (g) The Acquired Entities have not received any written notices or other written correspondence from the FDA or any other Governmental Authority requiring the termination, suspension or modification of any clinical, pre-clinical, safety or other tests relating to the Products of the Acquired Entities.

          (h) For purposes of this Section 4.29, references to “Acquired Entity” shall include Accin.
     4.30 Disclosure. No representation or warranty of Cardo in this Article IV, or in any certificate furnished or to be furnished by Cardo to Parent pursuant hereto, contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein, in the light of the circumstances under which they were made, not misleading.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Except as set forth in the Current SEC Reports or on the Disclosure Schedule delivered to Cardo in connection with this Agreement, Parent and Merger Sub jointly and severally represent and warrant to Cardo as follows. Unless the context otherwise requires, references in this Article V to “Parent” shall be treated as a reference to Parent and Merger Sub, taken as a whole.
     5.1 Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California. Each of Parent and Merger Sub has the requisite corporate or limited liability company power and authority to own and operate its properties and assets, and to carry on its business as currently conducted. Parent is presently qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent. True and accurate copies of Parent’s Certificate of Incorporation (the “Parent Certificate”), Parent’s Bylaws (the “Parent Bylaws”), Merger Sub’s Articles of Organization (the “Merger Sub Articles”) and Merger Sub’s Limited Liability Company Agreement (the “Merger Sub Agreement”), each as in effect as of the Execution Date and at the Closing, have been delivered to Cardo.
     5.2 Corporate Power. Each of Parent and Merger Sub has all requisite corporate and limited liability company, respectively, power and authority to execute and deliver this Agreement (and other agreements contemplated hereby) and to carry out and perform its other obligations hereunder.
     5.3 Authorization. All corporate and limited liability company action on the part of each of Parent and Merger Sub, and their respective Boards of Directors, managers and equity interest holders, as applicable, necessary for the (i) due authorization, execution and delivery of this Agreement and (ii) performance of all obligations of Parent and Merger Sub hereunder has been taken. The approval of Parent’s stockholders is not required for approval and adoption of this Agreement. This Agreement has been duly executed by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Cardo, constitutes and will constitute a valid and legally binding obligation of each of Parent and Merger Sub, except (i) as limited by Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as limited by rules of Law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.
     5.4 Authorized Securities. The shares of Parent Common Stock issuable pursuant to Article III of this Agreement (the “Merger Shares”) have been duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens and shall not be subject to preemptive or similar rights of stockholders. Based in part on the representations and warranties of the Cardo Members included in the Investor Letters and assuming the accuracy thereof, the issuance of the Merger Shares will be exempt from the registration and prospectus delivery requirements of the Securities Act and from the registration or qualification requirements of any applicable state blue sky or securities Laws. In issuing the Merger Shares hereunder, neither Parent nor anyone acting on Parent’s behalf has offered to sell the Merger Shares by any form of general solicitation or advertising.
     5.5 Noncontravention. The execution and delivery of this Agreement by Parent and Merger Sub, and Parent’s and Merger Sub’s performance of and compliance with the terms hereof, and the consummation of the Merger and the other transactions contemplated hereby, will not (a) result in any violation, breach or default, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under the Parent Certificate, the Merger Sub Articles, the Parent Bylaws, or the Merger Sub Agreement, (b) result in any material violation, breach or default, be materially in conflict with or constitute, with or without the passage of time or giving of notice, a material default under any Parent Material Agreement, (c) require any consent or waiver under any Parent Material Agreement (other than any consents or waivers that have been obtained), (d) conflict with or violate in any material respect any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, (e) result in the creation of any Lien upon any of the properties or assets of Parent (other than Permitted Liens), (f) trigger any right of cancellation, termination or acceleration under any Parent Material Agreement, (g) create any right of payment (in cash, equity securities or other property) in any Person or trigger the application of any anti-dilution rights, or (h) result in a Material Adverse Effect on Parent.
     5.6 Subsidiaries.
          (a) Other than its interest in Merger Sub, Parent does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association, or other Person. Parent is not a participant in any joint venture, partnership or similar arrangement. Parent has not during the periods covered by the SEC Reports consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any Person.
          (b) The capitalization of Merger Sub consists of membership interests which have the rights, preferences, privileges and restrictions set forth in the Merger Sub Articles, the Merger Sub Agreement, and under the Laws of the State of California. All of the issued and outstanding membership interests of Merger Sub are owned, and all of the membership interests of Merger Sub issued and outstanding immediately prior to the

Effective Time will be owned, by Parent free and clear of all Liens or third party rights and of any restrictions on transfer, except for transfer restrictions of the federal and state securities Laws and as set forth in the Merger Sub Articles and the Merger Sub Agreement. The outstanding membership interests of Merger Sub have been duly authorized and are validly issued, fully paid and nonassessable and have been issued in compliance with all applicable Laws, and none of such shares has been issued in violation of the preemptive rights of any Person or any agreement by which Merger Sub was bound at the time of issuance. There are no options, warrants, calls, subscriptions, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance or sale of, nor any securities convertible into or exchangeable for, membership interests or other securities of Merger Sub, and there are no agreements, commitments or understandings of any nature whatsoever that, directly or indirectly, relate to the voting, transfer or control of any membership interests of Merger Sub.
     5.7 Capitalization.
          (a) The authorized capital stock of Parent consists of 750,000,000 shares of Parent Common Stock, 11,277,516 of which are issued and outstanding, and 50,000,000 shares of Parent’s preferred stock, par value $.001, none of which are issued and outstanding. The Parent Common Stock has, and at the Effective Time will have the rights, preferences, privileges and restrictions set forth in the Parent Certificate and under the Laws of the State of Delaware. All issued and outstanding shares of Parent’s capital stock have been duly authorized and validly issued in compliance with applicable Laws, and are fully paid and nonassessable and free and clear of Liens or third party rights and of any restrictions on transfer, except for transfer restrictions of the federal and state securities Laws. The issued and outstanding shares of Parent’s capital stock were not issued in violation of the preemptive rights of any Person or any agreement by which Parent was bound at the time of issuance. The Parent Common Stock constitutes the only class of equity securities of Parent registered under the Exchange Act.
          (b) Section 5.7 of the Disclosure Schedule sets forth the options, warrants, preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution or other rights to purchase or acquire from Parent any of Parent’s authorized and unissued capital stock or other securities, and any securities convertible into or exchangeable for, capital stock or other securities of Parent. There are no rights to have Parent’s capital stock registered for sale to the public in connection with the Laws of any jurisdiction. Parent is not party to any agreement, and to Parent’s Knowledge, there is no agreement, (i) relating to the voting, transfer or control of Parent’s capital stock or other securities, (ii) containing restrictions on the transfer of Parent’s capital stock or other equity securities, other than those arising under applicable securities Laws or (iii) obligating Parent to redeem or purchase any such capital stock or other securities. All outstanding shares, options and warrants of Parent were issued pursuant to a valid registration statement filed with the SEC or an exemption from registration under the Securities Act and have been issued in material compliance with all applicable state securities Laws.
     5.8 SEC Reports; Financial Statements.

          (a) Parent has duly filed all required registration statements, reports, certifications, schedules, forms, statements and other documents (including amendments, supplements, exhibits and all other information incorporated by reference) required to be filed by it with the SEC under the Securities Act or the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, from the date Parent became obligated to make such filings (the foregoing materials (together with any materials filed by Parent under the Securities Act or the Exchange Act, whether or not required) being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. No Subsidiary of Parent is required to file any form, report, registration statement, prospectus or other document with the SEC. At the time filed (and, in the case of registration statements and proxy statements, at the dates of effectiveness and mailing, respectively): (i) the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, as the case may be, and (ii) none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Parent (including the related notes) included in the SEC Reports at the time filed (and, in the case of registration statements and proxy statements, at the dates of effectiveness and mailing, respectively) complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at such time. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial condition, results of operations and cash flows of Parent as of the dates, and for the periods, indicated therein, subject, in the case of unaudited statements, to normal, year-end audit adjustments. All material agreements to which Parent or Merger Sub is a party or to which the property or assets of Parent or the Merger Sub are subject are included as part of or specifically identified in the SEC Reports.
          (b) Parent has not filed, and nothing has occurred with respect to which Parent would be required to file, any report on Form 8-K since March 18, 2008. Parent has heretofore made available or promptly will make available to Cardo: (i) a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act; (ii) a complete and correct copy of any subsequent statements, reports and other documents filed by Parent with the SEC or delivered to Parent’s stockholders after the Execution Date; and (iii) copies of all material written correspondence between the SEC, on the one hand, and Parent and any of its Subsidiaries, on the other hand, since January 1, 2004. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the SEC Reports. To Parent’s Knowledge, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

          (c) Parent is not an investment company within the meaning of Section 3 of the Investment Company Act of 1940, as amended.
     5.9 Absence of Changes. Since the date of the latest audited financial statements included within the Current SEC Reports, except as disclosed in the Current SEC Reports, or in Section 5.9 of the Disclosure Schedule or incident to the transactions contemplated hereby or in connection with the Merger, (i) there has been no event, occurrence or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on Parent, (ii) Parent and Merger Sub have conducted their business only in the ordinary course consistent with past practices and (iii) neither Parent nor Merger Sub has taken any of the actions set forth in Section 6.10. Parent has not taken any steps to seek protection pursuant to any bankruptcy Law nor does Parent have any Knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy Proceedings or any Knowledge of any fact that would reasonably lead a creditor to do so. Parent is not Insolvent, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent (other than as a result of any facts or circumstances relating to the Acquired Entities).
     5.10 Sarbanes-Oxley Act. Parent and, to Parent’s Knowledge, each of its officers and directors are in compliance with, and have complied, in each case in all material respects, with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations promulgated under or pursuant to the Sarbanes-Oxley Act and the Exchange Act. Each SEC Report containing financial statements that has been filed with or submitted to the SEC by Parent was accompanied by the certifications required to be filed or submitted by Parent’s chief executive officer and/or chief financial officer, as required, pursuant to the Exchange Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied in all material respects with the Exchange Act. No such certification contained any qualifications or exceptions to the matters certified therein, other than a knowledge qualifier permitted by the applicable provisions of the Exchange Act, and no such certification has been withdrawn or modified. Neither Parent nor, to Parent’s Knowledge, any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing or submission of such certifications. Parent does not have Knowledge of any facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due. Neither Parent nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers of Parent within the meaning of Section 402 of the Sarbanes-Oxley Act.
     5.11 Internal Controls. The books and records of Parent are maintained in compliance in all material respects with all applicable legal and accounting requirements. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Parent has disclosed to Parent’s outside auditors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.
     5.12 Parent Material Agreements.
          (a) A list of the oral and written material agreements of Parent are included as exhibits to the Current SEC Reports (each, a “Parent Material Agreement”). Parent and, to Parent’s Knowledge, each other party thereto, has in all material respects performed all the obligations required to be performed by them to date (or such non-performing party has received a valid, enforceable and irrevocable written waiver with respect to its non performance), and Parent has received no written notice of breach or default and is not in breach or default (with due notice or lapse of time or both) under any Parent Material Agreement which would permit termination, modification, or acceleration of payment under any Parent Material Agreement. Parent has no Knowledge of any breach or termination, or anticipated breach or termination, by the other party to any Parent Material Agreement.
          (b) True, correct and complete copies of each Parent Material Agreement, as amended to date, and a written summary setting forth the material terms of each Parent Material Agreement that is an oral agreement, have been provided to Cardo or filed with the SEC as exhibits to the Current SEC Reports. Each of the Parent Material Agreements is in full force and effect, and is a legal, binding and enforceable obligation of or against the parties thereto, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Parent has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Parent Material Agreement.
          (c) Section 5.12 of the Disclosure Schedule also sets forth the names of all Persons holding powers of attorney or comparable delegation of authority from Parent and a summary statement of the terms thereof.
     5.13 Title to Properties and Assets; Liens. Parent has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no Lien, other than Permitted Liens. With respect to the property and assets it leases, Parent is in compliance with such leases in all material respects and holds a valid leasehold interest free of all Liens. Parent’s properties and assets are in good condition and repair in all material respects, subject to ordinary wear and tear and routine maintenance. Parent does not currently own, and has never owned, any real property.
     5.14 Compliance with Laws. Neither Parent nor Merger Sub is in material violation of, default under or breach of any provision of any agreement, instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound. Neither Parent nor Merger Sub is in material violation of any provision of any Law.
     5.15 Litigation. There is no material Proceeding pending or, to Parent’s Knowledge, threatened against or affecting Parent, Merger Sub or any of their respective properties or rights before any court or arbitrator or by or before any other Governmental Authority, including, without limitation, any Proceeding relating to or affecting any of the transactions contemplated by this Agreement. Neither Parent nor Merger Sub is party or subject to, and none of their respective assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority. There is no Proceeding initiated by Parent or Merger Sub currently pending or which Parent or Merger Sub intends to initiate.
     5.16 Governmental Consents. No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of Parent or Merger Sub is required in connection with the valid execution and delivery of this Agreement or the consummation of any transaction contemplated hereby, except (a) the qualification or registration (or taking such action as may be necessary to secure an exemption from qualification or registration, if available) of the offer, issuance and sale of the shares of Parent Common Stock under applicable federal and state securities Laws and (b) the filing of the Certificate of Merger with the California Secretary of State.
     5.17 Permits. Parent has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it. Parent is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.
     5.18 Brokers or Finders. Neither Parent nor Merger Sub has engaged any brokers, finders or agents, and Parent and Merger Sub have not incurred, and will not incur, directly or indirectly, as a result of any action taken by Parent, Merger Sub or any of their affiliates, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.
     5.19 Tax Returns and Payments. Parent (a) has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by it, if any, and all such Tax Returns are true and complete in all material respects, and (b) has paid all Taxes, assessments, fees and charges owed by it (regardless of whether shown on any such Tax Return). Parent has properly accrued on the financial statements contained in the Current SEC Reports for the payment of all Taxes, assessments, fees and charges payable by it that are not yet due and payable in respect of all periods covered by such reports. All Taxes of Parent accrued following the end of the most recent period covered by the financial statements of Parent have been accrued in the ordinary course of business consistent with past practices and do not exceed comparable amounts incurred in similar periods in prior years. Parent has not been advised in writing (a) that any of its Tax Returns have been or are being audited or (b) of any deficiency in assessment or proposed adjustment to its federal, state or other Taxes (nor does Parent have Knowledge of any such audit, deficiency or adjustment). No assessment or proposed adjustment of Parent’s Taxes has been made or threatened in writing, nor to Parent’s Knowledge, is any pending. Parent is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made in writing by a Governmental Authority in a jurisdiction where Parent does not file Tax Returns that it is or may be subject to taxation by that jurisdiction nor does Parent have Knowledge of such a claim. There are no Liens filed on any of the assets of Parent that arose in connection with the failure or alleged failure to pay any Tax. Parent has withheld and paid, or will withhold and pay prior to the Closing Date, all Taxes required to have been withheld and paid on or before the Closing Date in connection with amounts paid or owing to any employee, director, creditor, independent contractor or third party. Parent has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency unless the period to which it has been waived or extended has expired. Parent has not entered into a closing agreement pursuant to Section 7121 of the Code or any equivalent provision of state, local or foreign Law. Parent has not made any payments, and is not and will not become obligated under any contract entered into on or before the Closing Date to make any payments, in connection with the transactions contemplated by this Agreement, or in connection with a combination of the transactions contemplated by this Agreement and any other event, that will be non-deductible under Code Section 280G or subject to the excise tax under Code Section 4999 or that would give rise to any obligation to indemnify any Person for any excise tax payable pursuant to Code Section 4999. Parent is not a party to or bound by any Tax allocation or Tax sharing agreement or, to its Knowledge, has any current or potential obligation to indemnify any other person with respect to Taxes. Except for consolidated income tax liabilities of any wholly-owned corporate Subsidiaries it has owned since their inception, Parent does not have any liability for taxes of any person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income Tax Law), or as transferee, successor, by contract or otherwise. References in this Section to Parent include references to any and all Subsidiaries of Parent that may affect its liability. Parent has not participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4. Neither Parent nor any Subsidiary of Parent will be required, as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) or 263A of the Code (or any equivalent provision of state, local, or foreign Law) in taxable income for any taxable period (or portion thereof) beginning after the Closing. Neither Parent nor any Subsidiary of Parent has been a member of an affiliated group (as defined in Section 1504 of the Code), filed or been included in a combined, consolidated or unitary income Tax Return (in each case other than with respect to a consolidated Tax group of which

Parent is the common parent), nor is any a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for Tax purposes. Neither Parent nor any Subsidiary of Parent has made any payments, nor will any become obligated under any contract entered into on or before the Closing Date to make any payments, that it reasonably believes would not be fully deductible under Section 162(m) of the Code. Parent is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. True, correct and complete copies of all income and sales Tax Returns filed by or with respect to Parent and any Subsidiary of Parent for the past six (6) years have been furnished or made available to Cardo. Parent and any Subsidiary of Parent have no deferred intercompany transactions within the meaning of Treasury Regulations Section 1.1502-13, and neither Parent nor any Subsidiary of Parent has an excess loss in the stock or equity of any entity as contemplated in Treasury Regulations Section 1.1502-19. To the Knowledge of Parent, none of the assets of Parent or its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code; and none of the assets of Parent or its Subsidiaries is required to be or is being depreciated pursuant to the alternative depreciation system under Section 168(g)(2) of the Code. There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of any of Parent or its Subsidiaries under Section 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law). Neither Parent nor any of its Subsidiaries is subject to Tax in, engaged in business in, nor does any have a permanent establishment in, any foreign jurisdiction. Neither Parent nor any of its Subsidiaries has entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8. Neither Parent nor any of its Subsidiaries has transferred an intangible asset the transfer of which would be subject to the rules of Section 367(d) of the Code.
     5.20 Employees. Other than officers of Parent that are not compensated for their services, Parent does not have any employees.
     5.21 Employee Benefit Plans. Except as set forth on Section 5.21 of the Disclosure Schedule, Parent and Merger Sub do not sponsor, maintain or contribute to any Employee Benefit Plans.
     5.22 Obligations to Related Parties. There are no loans, leases, agreements, understandings, commitments or other continuing transactions between Parent and (i) any executive officer or director of Parent or any member of any such Person’s Immediate Family, (ii) any stockholder that owns more than ten percent (10%) of the equity securities of Parent or member of any such Person’s Immediate Family, or (iii) any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing Persons (each such Person identified in (i), (ii) or (iii), a “Parent Related Person”). To Parent’s Knowledge, no Parent Related Person has any direct or indirect ownership interest in any Person with which Parent has a business relationship, or any Person that competes with Parent, except in connection with the ownership of stock of publicly-traded companies (but not exceeding two percent (2%) of the outstanding capital stock or other equity securities of any such company). No Parent Related Person has, directly or indirectly, any financial interest in any Parent Material Agreement (other than such contracts as relate to any such person’s ownership of capital stock or other securities of Parent or employment by Parent). Parent is not a guarantor or indemnitor of any Indebtedness of any other Person.
     5.23 Insurance. Section 5.23 of the Disclosure Schedule sets forth a list of the policies of insurance currently maintained with respect to the products, properties, assets, operations, business and/or current or former employees of Parent and Merger Sub (collectively, the “Parent Policies”). Parent heretofore has made available to Cardo copies of all Parent Policies. All premiums due on the Parent Policies have been paid, and no notice of cancellation or termination or intent to cancel has been received by Parent with respect to the Parent Policies and to Parent’s Knowledge, no grounds exist for such termination or cancellation.
     5.24 Environmental Laws. Parent is in compliance in all material respects with all applicable Environmental Laws. There is no environmental litigation or other environmental Proceeding pending or, to Parent’s Knowledge, threatened by any Governmental Authority or others with respect to the business of Parent. To Parent’s Knowledge, no state of facts exists as to environmental matters or Hazardous Substances that involves the reasonable likelihood of a material capital expenditure by Parent or that may otherwise materially and adversely affect Parent. To Parent’s Knowledge, no Hazardous Substances have been used, treated, stored or disposed of, or otherwise deposited, in or on the properties owned or leased by Parent in violation of any applicable Environmental Laws, where the effect of such violations, individually or in the aggregate, could reasonably result in a material capital expenditure by Parent or that may otherwise be expected to have a Material Adverse Effect on Parent.
     5.25 No Assets; No Liabilities. Except as specifically disclosed in the Current SEC Reports, Parent does not own, and will not own immediately prior to the Effective Time, any assets of any kind or nature (including, without limitation, tangible and intangible, personal and real property) other than cash and cash equivalents. Parent is not involved in the operation of any business or property and has not been involved in the operation of any business or property at any time after January 13, 2005. Other than as specifically disclosed in the Current SEC Reports and except for Transaction Expenses, Parent does not have any direct or indirect liability, Indebtedness or obligation of any kind or nature (including without limitation, known or unknown, absolute or contingent, liquidated or unliquidated or due or to become due).
     5.26 Application of Takeover Protections. There are no Takeover Protections that are or could reasonably be expected to become applicable to Parent as a result of Parent, Merger Sub or Cardo fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, as a result of Parent’s issuance of Parent Common Stock pursuant to Article III.
     5.27 Disclosure. No representation or warranty of Parent or Merger Sub in this Article V, or in any certificate furnished or to be furnished by Parent or Merger Sub to any Acquired Entity pursuant hereto, contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein, in the light of the circumstances under which they were made, not misleading.
     5.28 Operations of Merger Sub. Merger Sub is a direct, wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no assets of any kind or nature (including, without limitation, tangible and intangible, personal and real property) other than minimal paid-in capital and has no liabilities or obligations of any kind or character whatsoever (including, without limitation, known or unknown, absolute or contingent, liquidated or unliquidated or due or to become due). During the period between the Execution Date and the Closing, Merger Sub will not conduct any business or acquire any property or assets, except in preparation for and otherwise in connection with the transactions contemplated by this Agreement.
     5.29 Trading Matters. The Parent Common Stock is quoted on the OTCBB under the symbol “CKST.OB,” and Parent is in compliance in all material respects with all rules and regulations of the OTCBB applicable to it and the Parent Common Stock. There is no action or Proceeding pending or, to Parent’s Knowledge, threatened against Parent by Nasdaq Stock Market, Inc. or NASD, Inc. with respect to any intention by such entities to prohibit or terminate the quotation of any such securities on the OTCBB.
     5.30 Absence of Certain Business Practices. None of Parent or Merger Sub, any director or officer of Parent or Merger Sub, any employee, agent or representative of Parent or Merger Sub, or any Person acting on behalf of any of Parent or Merger Sub, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets or made any false or fictitious entries in the books and records of Parent or Merger Sub, or (d) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Publicity. Until the Effective Time, no party shall issue any press release or public announcement pertaining to the Merger that has not been agreed upon in advance by Parent and Cardo, except as Parent reasonably determines to be necessary in order to comply with the rules of the SEC, the OTCBB or other applicable Law, provided that, in such case, Parent shall use its reasonable efforts to consult with Cardo prior to issuing any such press release or public announcement.
     6.2 Tax-Free Exchange. Each of Parent and Cardo shall use its respective commercially reasonable efforts to cause the Merger and the transaction contemplated by the Unit Purchase Agreement to qualify as one transaction governed by Section 351 of the Code and will not take any actions that would reasonably be expected to cause the

Merger to not so qualify. No action that was contemplated by this Agreement or other agreements contemplated hereby shall be considered a breach of this Section 6.2. For purposes of the foregoing, this Agreement shall constitute a plan of reorganization.
     6.3 Transaction Form 8-K; Other Filings. As promptly as practicable (but in no event, with respect to filing, later than the date required under applicable Law), Parent will prepare and file a current report on Form 8-K (the “Transaction Form 8-K”) and any filings required to be filed by it under the Exchange Act, the Securities Act or any other federal or blue sky or related Laws relating to the execution of this Agreement and the consummation of the Merger, as well as under regulations of or as required by the OTCBB and such Governmental Authorities as may require the filing of such other filings. Cardo will work together with Parent as promptly as practicable to prepare the Transaction Form 8-K and other filings referred to above and provide Parent whatever information is necessary to accurately complete such filings in a timely manner.
     6.4 Notices from or to Governmental Authorities. Subject to applicable Laws relating to the exchange of information, each party will promptly furnish to the other parties copies of all written communications (and memoranda setting forth the substance of all material oral communications) received by such party, or any of their respective Subsidiaries, affiliates or associates (as such two terms are defined in Rule 12b-2 under the Exchange Act), from any Governmental Authority relating to or in respect of the transactions contemplated under this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority.
     6.5 Parent Directors. Parent shall take such action, including amending the Parent Bylaws, as may be required to cause the number of directors constituting Parent’s board of directors immediately after the Closing Date to consist of seven (7) directors. Parent shall have received the resignation of three (3) current directors (which resignation may be conditioned upon the occurrence of the Merger), and Parent shall take such commercially reasonable actions as may be required to cause the election of the Director Nominees as members of Parent’s board of directors by the remaining members of Parent’s board of directors effective upon the Effective Time to fill the vacancies created by any increase in the size of the board and such resignations. Each Director Nominee shall serve as a director for a term expiring at Parent’s next annual meeting of stockholders following the Closing Date and until his or her successor is elected and qualified. “Director Nominees” means Dr. Andrew Brooks, Mikhail Kvitnitsky, Thomas H. Morgan, two (2) designees to be named by Dr. Andrew Brooks, and two (2) designees to be named by Dr. Phillip Frost. Notwithstanding anything to the contrary set forth herein, at least four (4) of the seven (7) directors of Parent must qualify as independent directors as required by applicable Law or the rules of the Eligible Market. Three (3) of such independent directors shall be Thomas H. Morgan and the two (2) designees named by Dr. Andrew Brooks and one (1) independent director shall be one (1) of the designees named by Dr. Phillip Frost.
     6.6 Covenants Relating to Conduct of Business. During the period from the Execution Date to the Effective Time, each of Parent, Merger Sub and Cardo shall:

          (a) conduct its and its Subsidiaries’ businesses only in the ordinary course and consistent with prudent and prior business practice, except for transactions permitted hereunder, or with the prior written consent of the other parties, which consent will not be unreasonably withheld;
          (b) give prompt notice in writing to the other parties of the occurrence of any event known to it which will result in, or has a reasonable prospect of resulting in, the failure to satisfy a condition specified in Article VII; and
          (c) confer on a reasonable basis with each other regarding operational matters and other matters related to the Merger.
Insofar as the provisions of Section 6.6(a) and Section 6.10 apply to Parent and Merger Sub, such provisions shall be construed and applied on a basis that recognizes that neither Parent nor Merger Sub is involved in the operation of any business or property.
     6.7 Access to Parent and Merger Sub. Throughout the period from the Execution Date to the Closing, Parent shall afford to Cardo and its officers, managers, directors, agents and counsel access at times and upon conditions reasonably convenient to Parent to all properties, books, records, contracts and documents of Parent and Merger Sub, and an opportunity to make such investigations as they shall reasonably desire to make of Parent and Merger Sub; and Parent shall furnish or cause to be furnished to Cardo and its authorized representatives all such information with respect to the business and affairs of Parent and Merger Sub as Cardo and its authorized representatives may reasonably request and make the officers, directors, employees, auditors and counsel of Parent and Merger Sub available for consultation and permit access to other third parties as reasonably requested by Cardo for verification of any information so obtained.
     6.8 Access to Acquired Entities. Throughout the period from the Execution Date to the Closing, Cardo shall afford to Parent and its officers, directors, agents and counsel access at times and upon conditions reasonably convenient to Cardo to all properties, books, records, contracts and documents of the Acquired Entities, and an opportunity to make such investigations as it shall reasonably desire to make of the Acquired Entities; and Cardo shall furnish or cause to be furnished to Parent and its authorized representatives all such information with respect to the business and affairs of the Acquired Entities as Parent and its authorized representatives may reasonably request and make the officers, managers, directors, employees, auditors and counsel of the Acquired Entities available for consultation and permit access to other third parties as reasonably requested by Parent for verification of any information so obtained.
     6.9 Confidentiality. Prior to the Closing Date and after any termination of this Agreement, each of the parties will hold, and will cause their respective stockholders, members, affiliates and representatives to hold, in confidence, unless compelled to disclose by applicable Law, all confidential documents and information concerning any other party to this Agreement or any Subsidiary of such party furnished to it in connection with the transactions contemplated hereby (whether prepared or furnished by a party or its advisors or other representatives, whether oral or written, and whether furnished before or after the Execution Date), except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by the receiving party (from a source other than the disclosing party or its advisors or other representatives), (ii) in the public domain through no fault of the receiving party or (iii) later lawfully acquired by the receiving party from sources other than the disclosing party or its advisors or other representatives; provided that the receiving party may disclose such information to its stockholders, members, affiliates and representatives so long as such Persons are informed by the receiving party of the confidential nature of such information and are directed by the receiving party to treat such information confidentially. The receiving party shall be and remain fully responsible to the other parties for any use of the confidential information of the other parties by any Person who receives it on behalf of the receiving party or to whom the receiving party or any such Person discloses it. The confidential information of the other parties shall be used only for the purposes contemplated by this Agreement and shall not be used for any other purpose. Notwithstanding the foregoing, the receiving party may disclose the confidential information of the other parties if required to do so by Law or by judicial, regulatory or similar process, provided that, except with respect to disclosure required pursuant to applicable securities Laws, the receiving party has promptly informed the other party of the obligation to disclose and provided the other party an opportunity to review and comment on the proposed disclosure and/or cooperated with the other party (at the other party’s expense) so that the other party may seek a protective order or other appropriate remedy to minimize the scope of obligatory disclosure, as applicable. If this Agreement is terminated, the parties hereto will, and will cause their respective stockholders, members, affiliates and representatives to, destroy or deliver to the disclosing party, upon request, all documents and other materials, and all copies thereof, obtained by one party hereto from another party hereto in connection with this Agreement that are subject to the obligations of confidentiality set forth herein. This Section 6.9 amends and supersedes the confidentiality provisions of the letter of intent by and among The Frost Group, LLC and Cardo dated February 28, 2008 (the “Letter of Intent”).
     6.10 Prohibited Actions Pending Closing. Except as otherwise contemplated by this Agreement or as disclosed in the Disclosure Schedule or to the extent Parent and Cardo shall otherwise consent in writing, which consent will not be unreasonably withheld, during the period from the Execution Date to the Effective Time, none of Parent, Merger Sub or Cardo shall, nor shall Cardo permit any of its Subsidiaries to:
          (a) create any Lien on any of its properties or assets (whether tangible or intangible), other than (A) Permitted Liens and (B) Liens that will be released at or prior to the Closing.
          (b) sell, assign, transfer, lease or otherwise dispose of or agree to sell, assign, transfer, lease or otherwise dispose of any its assets or cancel any Indebtedness owed to it, other than sales of inventory in the ordinary course of business consistent with past practices and other sales in the ordinary course of business consistent with past practices in an amount not to exceed $25,000 individually or in the aggregate.

          (c) change any method of accounting or accounting practice used by it, other than such changes required by GAAP, or change the identity of its auditors.
          (d) issue or sell any of its equity interests, or securities convertible into or exchangeable for such equity interests, or issue, grant or amend any options, warrants, calls, subscription rights, preemptive rights or other rights of any kind to acquire additional such equity interests or securities.
          (e) amend or otherwise change its Organizational Documents.
          (f) declare, set aside or pay any dividend or distribution with respect to any share of its capital stock or other equity security; declare or effectuate a stock dividend, stock split or similar event; or purchase, redeem or make arrangements to purchase or redeem any of its equity securities.
          (g) issue any note, bond, or other debt security or create, incur, assume, or guarantee any Indebtedness for borrowed money or capitalized lease obligation.
          (h) make any capital investment in, make any loan to, or acquire the securities or assets of any other Person.
          (i) enter into any new or additional agreements or materially modify any existing agreements relating to the employment of any officer or any written agreements of any of its employees, except in the ordinary course of business consistent with past practices.
          (j) make any payments out of the ordinary course of business consistent with past practices to any of its officers, directors, employees, stockholders or other equity interest holders.
          (k) pay, discharge, satisfy or settle any liability (absolute, accrued, asserted or unasserted, contingent or otherwise), other than trade payables and accrued expenses in the ordinary course of business consistent with past practices and other liabilities paid in the ordinary course of business consistent with past practices in an amount not to exceed $25,000 individually or in the aggregate.
          (l) sell, transfer, license, abandon, let lapse, encumber or otherwise dispose of any Intellectual Property.
          (m) agree in writing or otherwise take any action that would, or would reasonably be expected to, prevent, impair or materially delay the ability of Parent, Merger Sub or any Acquired Entity, as the case may be, to consummate the transactions contemplated by this Agreement.
          (n) except as provided in the Unit Purchase Agreement, make any material Tax elections, change any method of Tax accounting, amend any material Tax Return, or settle any Tax controversy or claim.

          (o) enter into or amend any agreement or arrangement with any affiliate.
          (p) amend or waive any material right under any Cardo Material Agreement.
          (q) increase the compensation of any employee or consultant, including base, incentive or other compensation.
          (r) agree to take any of the actions specified in this Section 6.10.
For the avoidance of doubt, the provisions of this Section 6.10 shall not apply to transactions between or among the Acquired Entities.
     6.11 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to satisfy the conditions to Closing to be satisfied by it and to consummate and make effective the transactions contemplated by this Agreement, in the most expeditious manner practicable, including, without limitation, (i) obtaining from Governmental Authorities all consents, approvals, authorizations, qualifications and orders as are necessary or may be required for or as a result of the consummation of the transactions contemplated by this Agreement and (ii) promptly making all necessary filings, and thereafter making any other required submissions, with respect to this Agreement or the transactions contemplated hereby required under applicable Law. Each of the parties shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated hereby. In connection therewith, if any administrative or judicial action or Proceeding is instituted (or threatened to be instituted) challenging such transactions, and if, by mutual agreement, the parties decide that litigation is in their best interests, each party shall cooperate and use commercially reasonable efforts vigorously to contest and resist any such action or Proceeding and to have vacated, lifted, reversed, or overturned any order that is in effect and that prohibits, prevents or restricts consummation of such transactions. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall use commercially reasonable efforts to take all such necessary action.
     6.12 Initial Listing Application. As soon as practicable after the Closing Date, Parent shall use its commercially reasonable efforts, to the extent allowed under the rules of the Eligible Market, to take all actions and prepare all filings and other documents necessary to be filed with the Eligible Market in connection with the initial listing application for the inclusion of the Parent Common Stock on the Eligible Market, conduct ongoing negotiations with the Eligible Market with respect to such listing and perform all acts reasonably requested by the Eligible Market.

     6.13 Lockup Agreements. Prior to the Effective Time, Cardo shall cause each Person identified on Schedule 6.13(a) and each other Cardo Member who will own five percent (5%) or more of the outstanding Parent Common Stock immediately following the Merger, and Parent shall cause each Person identified on Schedule 6.13(b), to deliver to Parent (with a copy to Cardo in the case of the agreements executed by such other Persons) an executed lockup letter agreement substantially in the form of Exhibit D hereto (the “Lockup Agreements”).
     6.14 Notices and Consents. Each of Parent, Merger Sub and Cardo will give any notices to third parties, and will use its commercially reasonable efforts to obtain any third party consents referred to in Schedule 6.14. Cardo shall submit this Agreement for approval pursuant to the California Act only to Cardo Members or other equity interest holders who are Accredited Investors.
     6.15 Indemnification and D&O Insurance.
          (a) From and after the Closing and for a period of three (3) years thereafter, Parent will cause Surviving Entity and the Acquired Entities to comply in all material respects with all obligations of each of the Acquired Entities in existence or in effect immediately prior to the Closing, under applicable Law, its Organizational Documents, or by contract, to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable Law or required pursuant to such document, to each person who is now or has been prior to the Execution Date or who becomes prior to the Closing Date an officer, director or manager of the Acquired Entities (the “Indemnified Officers”) against all losses, claims, damages, costs, expenses (including, without limitation, counsel fees and expenses), judgments, fines, settlement payments or liabilities arising out of or in connection with any claim, demand or Proceeding based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer, director or manager of the Acquired Entities, whether or not pertaining to any matter existing or occurring at or prior to the Closing Date and whether or not asserted or claimed prior to, at or after the Closing Date. Each Indemnified Officer is intended to be a third party beneficiary of this Section 6.15. This Section 6.15 shall not limit or otherwise adversely affect any rights any Indemnified Officer may have under applicable Law or under any agreement with the Acquired Entities or under the Acquired Entities’ Organizational Documents.
          (b) Parent will procure liability insurance covering the Indemnified Officers for a period of three (3) years after the Effective Time on terms and conditions deemed reasonable and advisable by the Board of Directors of Parent in its discretion.
     6.16 Name Change of Parent and Surviving Entity. As promptly as practicable after the Closing, Parent shall submit to its stockholders for approval an amendment to its Certificate of Incorporation, amending its name to “Cardo Medical, Inc.” Upon receipt of the necessary stockholder approval and compliance with other applicable Law, Parent shall file such amendment with the appropriate Governmental Authority to effect such amendment.

     6.17 Post-Closing Restructuring. As soon as practicable after the Closing, Parent and Cardo shall cause (a) a merger between Cardo and Accelerated Innovation with Cardo as the surviving entity in such merger, (b) following the merger of Cardo and Accelerated Innovation, the conversion of Cardo, as the surviving entity in such merger, into a Delaware limited liability company, (c) following the conversion of Cardo, a merger between Cervical Xpand and a Cardo wholly-owned subsidiary formed in Delaware (“Delaware Xpand LLC”), with Delaware Xpand LLC as the surviving entity in such merger and (d) a merger between Uni-Knee and a Cardo wholly-owned subsidiary formed in Delaware (“Delaware Uni-Knee LLC”), with Delaware Uni-Knee LLC as the surviving entity in such merger. Parent and Cardo hereby agree to vote all of the equity interests of Cardo and Accelerated Innovation, respectively, as may be necessary to effect such merger, and to cause the equity interests of Uni-Knee, Delaware Uni-Knee LLC, Cervical Xpand and Delaware Cervical Xpand LLC to be voted to effect such mergers, and to take and do all other all reasonable actions and things to effect such mergers.
     6.18 Cardo Member Consent, Accredited Investor Information and Members’ Representative. Simultaneously with the execution of this Agreement, each of the Cardo Members has delivered to Parent (a) its written consent to this Merger Agreement and the transactions contemplated hereby as required pursuant to applicable Law, (b) an investor representation letter to Parent substantially in the form of Exhibit E (each, an “Investor Letter”) and (c) an agreement appointing Andrew Brooks, M.D. and Mikhail (“Mike”) Kvitnitsky to act as the representatives of such Cardo Member in all matters relating to this Agreement and the Escrow Agreement (the “Members’ Representatives”), including all matters relating to indemnification hereunder and the handling of the Cardo Escrowed Securities.
     6.19 Confidentiality Agreements. Cardo shall use commercially reasonable efforts to obtain an executed confidentiality, invention assignment and work-made-for-hire agreement, in customary form and substance, as mutually approved by Parent and Cardo, from all employees and from those independent contractors and consultants to any Acquired Entity identified on Schedule 6.19.
     6.20 Notice of Developments. Each party will give prompt written notice to the others of (a) any adverse development causing a breach of any of its own representations and warranties contained herein, (b) the occurrence of any event that, to its Knowledge, will result, or is likely to result, in the failure of a condition to any other party’s obligation to close set forth in Article VII, and (c) any fact, condition or change that such party reasonably believes, individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect. No disclosure by any party pursuant to this Section 6.20, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.
     6.21 Parent Available Cash. At and as of the Closing, Parent and Merger Sub shall have at least $2,500,000 in cash and cash equivalents on a consolidated basis (after deduction of all known liabilities other than Transaction Expenses) (“Parent Available

Cash”), and Parent and Merger Sub shall have no other liabilities or obligations of any kind or character whatsoever (other than Transaction Expenses), whether or not any such liabilities or obligations would be required to be reflected in the financial statements of Parent in accordance with GAAP.
     6.22 No Additional Representations or Warranties. Each of Parent, Merger Sub and Cardo acknowledges that the others have not made any representation, warranty or covenant, express or implied, as to the accuracy or completeness of any information regarding any of them, except as expressly set forth in this Agreement or the Disclosure Schedule. SUBJECT TO ANY RIGHTS ANY PARTY MAY HAVE UNDER LAW OR EQUITY WITH RESPECT TO FRAUD OR WILLFUL CONCEALMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW, IN EQUITY, OR OTHERWISE, IN RESPECT OF PARENT, MERGER SUB OR ANY ACQUIRED ENTITY, AS APPLICABLE, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND EACH SUCH PARTY EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.
ARTICLE VII
CONDITIONS PRECEDENT TO THE CLOSING
     7.1 Conditions Precedent to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger and consummate the other transactions contemplated to occur in connection with the Closing shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of the following conditions:
          (a) Governmental Authorities’ Approvals. All Governmental Authorities’ approvals required for the consummation of the Merger, if any, shall have been obtained.
          (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the Merger or the Acquisitions shall be in effect, no Proceeding shall have been commenced by any Governmental Authority or any other Person for the purpose of obtaining any such injunction, writ or preliminary restraining order, and no written notice shall have been received by any party hereto from any Governmental Authority indicating an intent to investigate, restrain, prevent, delay or restructure the transactions contemplated by this Agreement.
     7.2 Conditions Precedent to Obligations of Parent and Merger Sub. Parent’s and Merger Sub’s obligation to effect the Merger and consummate the other transactions contemplated to occur in connection with the Closing is subject to the satisfaction or waiver by Parent and Merger Sub of each condition precedent listed below.

          (a) Representations and Warranties. As of the Closing, each representation and warranty set forth in Article IV shall be accurate and complete in all material respects, except (i) to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date, and (ii) to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.
          (b) Lockup Agreements. Parent shall have received executed copies of the Lockup Agreements required to be delivered by Cardo pursuant to Section 6.13.
          (c) Performance of Obligations of Cardo. Cardo shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
          (d) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect on Cardo, excluding any such Material Adverse Effect that was reflected on the Cardo Financial Statements and was clearly identifiable as such on its face.
          (e) Third-Party Consents. Cardo shall have procured all of the third-party consents referred to in Schedule 6.14.
          (f) Cardo Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the president of Cardo certifying as to the matters set forth in Section 7.2(a), (c) and (d).
          (g) Cardo Secretary’s Certificate. The duly authorized Secretary of Cardo shall have delivered to Parent certified copies of the Cardo Organizational Documents, the Organizational Documents of any Subsidiary of Cardo and resolutions adopted by Cardo’s managers and members whose vote is required to authorize the Merger and the transactions contemplated hereby, and shall have certified the incumbency of all officers of Cardo executing this Agreement and any document executed and delivered in connection herewith.
          (h) Good Standing Certificates. Cardo shall have delivered a good standing certificate or its equivalent for each Acquired Entity from its jurisdiction of incorporation or organization and each jurisdiction in which such Acquired Entity is qualified or authorized to do business as a foreign entity.
          (i) FIRPTA Certificate. Parent shall have received a certificate from Cardo meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3) providing that the membership interests of Cardo would not constitute, to any extent, a United States real property interest within the meaning of Section 897(g) of the Code and Treasury Regulation 1.897-7T.

          (j) Acquisitions. Cardo shall have consummated the transactions contemplated by the Acquisitions, and as a result of the consummation of the transactions contemplated by the Acquisitions, (I) Accelerated Innovation shall be 100% owned directly by Cardo and (II) each of Cervical Xpand and Uni-Knee shall be 100% owned directly and indirectly by Accelerated Innovation and Cardo. The Limited Liability Company Agreements of each of the Target Entities shall have been amended and restated in substantially the form attached hereto as Exhibit F.
          (k) Unit Purchase Agreement. The closing of the transactions contemplated by the Unit Purchase Agreement shall have occurred.
          (l) Escrow Agreement. Cardo, the Members’ Representatives and the Escrow Agent shall have delivered to Parent executed copies of the Escrow Agreement.
          (m) Subscription Agreements. The transactions contemplated by the Subscription Agreements shall have closed, and Cardo shall have received an aggregate minimum of $3,000,000 from investors in exchange for the issuance of Cardo Units thereunder.
          (n) Other Documents. Parent shall have received all of the documents, agreements and instruments to be delivered to it in accordance with this Agreement and shall have been provided with such other documents as it shall have reasonably requested from Cardo.
     7.3 Conditions Precedent to Obligation of Cardo. Cardo’s obligations to effect the Merger and consummate the other transactions contemplated to occur in connection with the Closing is subject to the satisfaction or waiver by Cardo of each condition precedent listed below.
          (a) Representations and Warranties. As of the Closing, each representation and warranty set forth in Article V shall be accurate and complete in all material respects, except (i) to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date, and (ii) to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.
          (b) Third-Party Consents. Parent and Merger Sub shall have procured all of the third-party consents required for the consummation of the transactions contemplated by this Agreement as set forth in the Disclosure Schedule delivered by it and Merger Sub.
          (c) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (d) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect on Parent, excluding any such Material Adverse Effect that was reflected on the Parent’s financial statements contained in the Current SEC Reports and was clearly identifiable as such on its face.
          (e) Parent Officer’s Certificate. Cardo shall have received a certificate of an authorized officer of Parent certifying as to the matters set forth in Sections 7.3(a), (c) and (d).
          (f) Parent and Merger Sub’s Secretary’s Certificate. The duly authorized Secretary of Parent and Merger Sub, as applicable, shall have delivered to Cardo certified copies of the Parent Certificate, the Parent Bylaws, the Merger Sub Articles and the Merger Sub Agreement and resolutions adopted by Parent’s board of directors on behalf of Parent and as the sole member of Merger Sub, authorizing the Merger and the transactions contemplated hereby, and shall have certified the incumbency of all officers of Parent and Merger Sub executing this Agreement and any document executed and delivered in connection herewith.
          (g) Good Standing Certificates. Each of Parent and Merger Sub shall have delivered a good standing certificate or its equivalent from its jurisdiction of incorporation or organization and each jurisdiction in which it is qualified or authorized to do business as a foreign entity.
          (h) Resignations. Cardo shall have received copies of the executed resignations of Parent’s directors contemplated by Section 6.5 and of all of the officers of Parent, and the authorized number of directors of Parent’s Board of Directors shall be as provided in Section 6.5.
          (i) Unit Purchase Agreement. The closing of the transactions contemplated by the Unit Purchase Agreement shall have occurred, except in the event that such closing fails to occur primarily as a result of any actions, omissions, and/or breaches by Cardo.
          (j) Capitalization of Parent. Immediately prior to the Effective Time, the capitalization of Parent shall be as set forth in Section 5.7, and Parent shall have delivered to Cardo a certificate of Parent’s transfer agent certifying, as of the close of business on the business day immediately preceding the Closing Date, the total number of shares of Parent Common Stock then outstanding.
          (k) Lockup Agreements. Cardo shall have received executed copies of the Lockup Agreements required to be delivered by Parent pursuant to Section 6.13.
          (l) Escrow Agreement. Parent and the Escrow Agent shall have delivered to Cardo executed copies of the Escrow Agreement.
          (m) Other Documents. Cardo shall have received all of the documents, agreements and instruments to be delivered to it in accordance with this Agreement and shall have been provided with such other documents as it shall have reasonably requested from Parent.
          (n) Parent Available Cash. Parent and Merger Sub shall have at least $2,500,000 in Parent Available Cash, and Parent and Merger Sub shall have no other liabilities or obligations of any kind or character whatsoever (other than Transaction Expenses), whether or not any such liabilities or obligations would be required to be reflected in the financial statements of Parent in accordance with GAAP (“Cash Closing Condition”). Parent shall have delivered to Cardo a certificate of its Chief Financial Officer or equivalent officer certifying as to the matters set forth in this Section 7.3(n).
          (o) Filing of SEC Reports. On the Closing Date, Parent shall be current in the filing of all reports, statements and other documents required to be filed with the SEC pursuant to applicable securities Laws.
ARTICLE VIII
TERMINATION
     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the members of Cardo and Merger Sub:
          (a) By mutual written consent of Parent and Cardo.
          (b) By Parent at any time prior to the Effective Time in the event Cardo has breached any material representation, warranty, or covenant made by it in this Agreement or the Unit Purchase Agreement in any material respect, Parent has notified Cardo in writing of the breach, and (i) the breach has continued without cure (A) for a period of thirty (30) days after such notice of breach, or (B) to the End Date, whichever shall be earlier, or (ii) the breach cannot be cured.
          (c) By Cardo at any time prior to the Effective Time in the event Parent or Merger Sub has breached any material representation, warranty, or covenant made by it in this Agreement in any material respect, Cardo has notified such party in writing of the breach, and (i) the breach has continued without cure (A) for a period of thirty (30) days after such notice of breach, or (B) to the End Date, whichever shall be earlier or (ii) the breach cannot be cured.
          (d) By either Cardo or Parent if the Effective Time shall not have occurred on or before the End Date; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(d) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the End Date.
          (e) By either Cardo or Parent if any restraining order, injunction, legal restraint, prohibition or other judgment has been issued by any court of competent jurisdiction that has the effect of preventing the consummation of the Merger or the Acquisitions and such restraint, injunction or prohibition has become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the restraining order, injunction, legal restraint, prohibition or other judgment to have been issued by any court of competent jurisdiction.
     8.2 Liability.
          (a) In the event of termination of this Agreement pursuant to this Article VIII, except as provided in paragraph (b) below, this Agreement shall terminate and there shall be no other liability on the part of Cardo, Parent or Merger Sub to any other party. Upon such termination, each party shall return to the other party all documents, work papers and other materials received from the other party or its representatives relating to the transactions contemplated hereby, whether obtained before or after the execution of this Agreement.
          (b) The provisions of paragraph (a) above notwithstanding: (i) no party shall be relieved of liability for any breach of any representation, warranty, covenant or agreement contained herein, in which case the aggrieved party shall be entitled to all rights and remedies available at Law or in equity, subject to Article IX; and (ii) the binding provisions of the Letter of Intent, Sections 6.1 and 6.9, this Section 8.2, and Articles IX and X shall survive such termination.
ARTICLE IX
INDEMNIFICATION
     9.1 Survival; Timing of Claims. The representations and warranties of Parent, Merger Sub and Cardo contained in or made pursuant to this Agreement will survive the execution and delivery of this Agreement and the Closing, and for an additional one (1) year immediately subsequent to the Closing. Any and all claims for indemnification pursuant to Section 9.2 must be made in writing on or before the end of such one (1) year period for indemnification to be available therefor.
     9.2 Indemnification.
          (a) Subject to the provisions of this Article IX, Parent hereby agrees to indemnify and hold harmless Cardo and, as applicable, its officers, directors, members, agents and representatives (each, a “Cardo Indemnified Party”) from and against any and all claims, demands, losses, damages, expenses or liabilities (including reasonable attorneys’ fees) (“Damages”) relating to or arising out of a breach of any representation, warranty or covenant provided by Parent or Merger Sub hereunder.
          (b) Subject to the provisions of this Article IX, Cardo hereby agrees to indemnify and hold harmless Parent and Merger Sub, and, as applicable, their respective officers, directors, stockholders, agents and representatives (each, a “Parent Indemnified Party”) from and against any and all Damages relating to or arising out of a breach of any representation, warranty or covenant provided by Cardo hereunder.

     9.3 Escrow. As security for Cardo’s indemnification obligations hereunder, Parent shall deposit with the Escrow Agent ten percent (10%) of the shares of Parent Common Stock issued in connection with the Merger pursuant to Article III to each Historical Cardo Member (the “Cardo Escrowed Securities”) pursuant to the terms of the Escrow Agreement and this Article IX. The Cardo Escrowed Securities shall be released in accordance with the terms of the Escrow Agreement on the date that is one (1) year after the Closing Date (such period, the “Escrow Period”), except with respect to a number of such Cardo Escrowed Securities as reasonably determined by the board of directors of Parent to be necessary to satisfy any unresolved claim made pursuant to this Article IX in writing prior to such release date, which securities shall be held pursuant to the terms of the Escrow Agreement until such claim is fully and finally resolved. Parent shall be entitled to recover the Damages for which Cardo is obligated to provide indemnification hereunder against the Cardo Escrowed Securities on a pro rata basis based on the number of such securities issued to each holder thereof and held in such escrow, and the aggregate number of Cardo Escrowed Securities subject to such recovery shall be determined by dividing the amount of such indemnifiable Damages, as fully and finally determined to be due by the mutual agreement of the board of directors of Parent and the Members’ Representatives or by a court of competent jurisdiction, as applicable, by the average closing price per share of Parent Common Stock on the OTCBB or Eligible Market, as applicable, for the ten (10)-day period ending on the day prior to such determination. Delivery of Cardo Escrowed Securities from the escrow account to the Historical Cardo Members shall be made pro rata based on the number of shares of Parent Common Stock deposited in such escrow account in respect of each Historical Cardo Member. Any provisions of this Agreement to the contrary notwithstanding, the Parent Indemnified Parties’ sole remedy for indemnification claims hereunder shall be to recover against the Cardo Escrowed Securities; provided, however, (i) the foregoing shall not apply in the case of a Parent Indemnified Party seeking specific performance or injunctive or other equitable relief, and (ii) no Parent Indemnified Party shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent (A) such rights, claims, causes of action or remedies may not be waived under applicable Laws, or (B) fraud is proven on the part of a Parent Indemnified Party by an indemnifying party hereto.
     9.4 Cap on Parent Indemnity. Notwithstanding anything to the contrary set forth herein, but subject to the provisions of Section 9.6, Parent shall have no liability for any indemnification obligation it may have hereunder for breach of a representation or warranty in excess of $3,000,000 (with respect to Parent, the “Liability Cap”).
     9.5 Cap on Cardo Indemnity. Notwithstanding anything to the contrary set forth herein, but subject to the provisions of Section 9.6, Cardo shall have no liability for any indemnification obligation it may have hereunder for breach of a representation or warranty in excess of the amount that may be recovered by the Parent Indemnified Parties by resort to the Cardo Escrowed Securities (with respect to Cardo, the “Liability Cap”).
     9.6 Basket and Cap. Notwithstanding anything to the contrary contained in this Agreement, but subject to the provisions of this Section 9.6, no Parent Indemnified Party shall be entitled to indemnification for any breach of any representation or warranty made by Cardo hereunder until the sum of all such Damages suffered by the Parent Indemnified Parties in the aggregate exceed $150,000 (the “Basket Amount”), in which case the Parent Indemnified Parties shall be entitled to indemnification for the full amount of all such Damages. Notwithstanding anything to the contrary contained in this Agreement, but subject to the provisions of this Section 9.6, no Cardo Indemnified Party shall be entitled to indemnification with respect to any Damages for any breach of any representation or warranty made by Parent and Merger Sub hereunder until the sum of all such Damages suffered by the Cardo Indemnified Parties in the aggregate exceed the Basket Amount, in which case the Cardo Indemnified Parties shall be entitled to indemnification for the full amount of all such Damages. Notwithstanding the foregoing, the Basket Amount and Liability Caps shall not apply to (a) breaches of the representations and warranties in Sections 4.1-4.4, 4.6, 4.16, 4.17, 4.19, 5.1-5.4, 5.6, 5.7, 5.18, 5.19 or 5.21 or (b) intentional misrepresentations or fraud; provided that Damages relating to such breaches, misrepresentations or fraud shall be taken into account in determining whether the Basket Amount and the Liability Caps (to the extent such Damages are paid) have been met.
     9.7 Sole Remedy. The parties acknowledge and agree that, in lieu of any other rights and remedies to which they would otherwise be entitled, the rights of the parties under this Article IX shall be the sole and exclusive remedy of the parties for any and all breaches of the representations, warranties and covenants of the parties set forth herein or for any other liability or obligation of the parties arising out of this Agreement or the transactions contemplated hereby; provided, however, (i) the foregoing shall not apply in the case of a party seeking specific performance or injunctive or other equitable relief, and (ii) no party shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent (A) such rights, claims, causes of action or remedies may not be waived under applicable Laws, or (B) fraud is proven on the part of a party by another party hereto.
     9.8 Mitigation. The parties shall use all commercially reasonable efforts and shall consult and cooperate with each other with a view towards mitigating any Damages that may give rise to claims for indemnification under this Article IX. Without limiting the generality of the foregoing, the Indemnified Party shall use commercially reasonable efforts to recover any Damages by exhausting any available remedies against insurers and other third parties.
     9.9 Calculation of Damage.
          (a) The amount of any Damages for which indemnification is provided under this Article IX shall be (i) net of any reserves, liability accruals or other provisions for such Damages reflected on the Cardo Financial Statements or Parent’s financial statements included in the Current SEC Reports, as applicable, and (ii) net of any amounts received within the Escrow Period by the Cardo Indemnified Party or the Parent Indemnified Party seeking indemnification hereunder (the “Indemnified Party”) with respect to such Damages under insurance policies or from third parties pursuant to rights to indemnification or contribution, reimbursement, offset or other recovery.

          (b) In calculating the amount of any Damages hereunder, there shall be deducted any present reduction (or future reduction if realized by the Indemnified Party during the Escrow Period) in liabilities for Taxes of the Indemnified Party resulting from the facts giving rise to the claim for indemnification net of any increase in liabilities for Taxes resulting from the indemnification payment.
          (c) In no event shall any party be liable to any other party for punitive, exemplary, special, incidental or consequential damages or the like, including damages for loss of revenue, loss of profits, business interruption, cost of capital or loss of business reputation or opportunity, relating to any claim arising out of or relating to this Agreement or the transactions contemplated hereby, regardless of whether a claim is based on contract, tort, strict liability or any other legal or equitable principle, other than indemnification of amounts paid or payable to third parties in respect of any third party claim for which indemnification is required hereunder.
     9.10 Right to Indemnification Not Affected by Knowledge or Waiver. The right to indemnification hereunder based upon breach of representations, warranties, or covenants will not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, or covenant.
ARTICLE X
MISCELLANEOUS
     10.1 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties and their permitted successors and assigns. None of the parties to this Agreement may assign or otherwise transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other parties.
     10.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.
     10.3 Facsimile or E-mail. A facsimile or e-mailed copy of an original written signature shall be deemed to have the same effect as an original written signature.
     10.4 Captions and Headings. The captions and headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     10.5 Notices. Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement will be in writing and will be conclusively deemed to have been duly given (i) when hand delivered to the other party; (ii) upon receipt, when sent by facsimile to the number set forth below with written confirmation of transmission; or (iii) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed. Each person making a communication hereunder by facsimile will promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto. A party may change or supplement the addresses given below, or designate additional addresses for purposes of this Section 10.5, by giving the other party written notice of the new address in the manner set forth above.

If to Parent or Surviving Entity:	clickNsettle.com, Inc. 4400 Biscayne Blvd., Suite 950 Miami, FL 33137 Attention: Glenn Halpryn Phone: (305) 573-4112 Facsimile: (305) 573-4115

with a copy (which shall not constitute notice) to:	Judith Kenney & Associates, P.A. 2001 Biscayne Blvd., Suite 3402 Miami, FL 33137 Attention: Judith Kenney, Esq. Phone: (305) 572-1020 Facsimile: (305) 572-1085

and

Akerman Senterfitt One Southeast Third Avenue Suite 2700 Miami, FL 33131 Attention: Teddy D. Klinghoffer, Esq. Phone: (305) 374-5600 Facsimile: (305) 374-5095

If to Cardo:	8899 Beverly Blvd. Suite 619 Los Angeles, CA 90048 Attention: Andrew A. Brooks, M.D. Phone: (310) 274-2036 Facsimile: (310) 861-5299

with a copy (which shall not constitute notice) to:	Ervin, Cohen & Jessup LLP 9401 Wilshire Boulevard 9th Floor Beverly Hills, CA 90212 Attention: Howard Z. Berman, Esq. Phone: (310) 273-6333 Facsimile: (310) 859-2325

If to Members’ Representatives:	Andrew A. Brooks, M.D. 8899 Beverly Blvd. Suite 619 Los Angeles, CA 90048 Phone: (310) 274-2036 Facsimile: (310) 861-5299

and

Mikhail Kvitnitsky 1033 US Highway 46 East, Suite A204 Clifton, NJ 07013 Phone: (973) 777-8832 Facsimile: (973) 777-8851

with a copy (which shall not constitute notice) to:	Ervin, Cohen & Jessup LLP 9401 Wilshire Boulevard 9th Floor Beverly Hills, CA 90212 Attention: Howard Z. Berman, Esq. Phone: (310) 273-6333 Facsimile: (310) 859-2325
     10.6 Amendments. Any term of this Agreement may be amended with the written consent of Cardo and Parent; provided, however, that if a material amendment is effected after this Agreement has been approved by the members of Cardo, the affirmative vote of the Members’ Representatives shall also be required to approve such amendment, as and to the extent required by applicable Law.
     10.7 Enforceability; Severability. The parties hereto agree that each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law. If one or more provisions of this Agreement are nevertheless held to be prohibited, invalid or unenforceable under applicable Law, such provision will be effective to the fullest extent possible excluding the terms affected by such prohibition, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If the prohibition, invalidity or unenforceability referred to in the prior sentence requires such provision to be excluded from this Agreement in its entirety, the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.
     10.8 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal Laws of the State of Delaware, without reference to its choice of law rules.

     10.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF. EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT EACH HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     10.10 No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, and their permitted successors, assigns and heirs, and except for the provisions of Section 6.15 to the extent they relate to the Indemnified Officers and the provisions of Article IX to the extent they relate to the Parent Indemnified Parties or the Cardo Indemnified Parties, no other Person shall have any right or action under this Agreement; provided that the Members’ Representatives shall have the exclusive right and authority to act on behalf of the Cardo Indemnified Parties with respect to any indemnification rights or obligations hereunder, and Parent and the Parent Indemnified Parties are entitled to rely on all actions taken by the Members’ Representatives in such capacity.
     10.11 Entire Agreement. This Agreement, the binding provisions of the Letter of Intent and all schedules and exhibits hereto constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior understandings and agreements, whether oral or written, between them with respect to the subject matter hereof and thereof. No party will be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.
     10.12 Waivers. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver by such party of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver by such party of the performance of any other act or an identical act required to be performed at a later date. Any waiver, permit, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement must be in writing and will be effective only to the extent specifically set forth in such writing. The consent of any third party beneficiary as set forth in Section 10.10 shall not be required to effect any waiver agreed to by a party.
     10.13 No Strict Construction. The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
     10.14 Expenses. Parent shall bear all Transaction Expenses in the event the Merger is consummated. If the Merger is not consummated, each party shall bear and pay all Transaction Expenses and other costs and expenses incurred by it in connection with the transactions contemplated by this Agreement.
     10.15 Exhibits and Disclosure Schedule. All exhibits, annexes and schedules, including the Disclosure Schedule, annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. A disclosure in any particular Section of the Disclosure Schedule of a party, or in the Current SEC Reports by Parent, or otherwise in this Agreement shall constitute disclosure of such information in any and all other Sections of the Disclosure Schedule of a party in which the same information may be required to be included in accordance with the terms of this Agreement and shall limit and qualify all representations and warranties of the disclosing party to which such information may apply so long as, in each case, the applicability of the disclosures to such other Sections of the Disclosure Schedule or representations and warranties is reasonably apparent from the information set forth therein. The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.
     10.16 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used herein, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender (or the neuter) shall be held to include the other gender (or the neuter) as the context requires, and the terms “hereof,” “herein,” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the phrase “in the ordinary course of business consistent with past practice”, or words of similar import, are used in this Agreement with respect to Cardo or the Acquired Entities, such phrase and words shall be construed and applied on a basis that proportionately recognizes the increase in the number of Products marketed by the Acquired Entities and the increase in Cardo’s consolidated revenues, in each case that have occurred since the beginning of the current fiscal year.
[Signatures begin on next page.]

     IN WITNESS THEREOF, this Agreement has been executed by the undersigned as of the day, month and year first above written.

CLICKNSETTLE.COM, INC.
By:	/s/ Glenn L. Halpryn
	Name:	Glenn L. Halpryn
	Title:	President

CARDO MEDICAL, LLC
By:	/s/ Andrew Brooks
	Name:	Andrew Brooks
	Title:	President

CARDO ACQUISITION, LLC
By:	/s/ Glenn L. Halpryn
	Name:	Glenn L. Halpryn
	Title:	President

The undersigned, as the direct and indirect majority equity interest holder of the Target Entities, acknowledges and agrees to cause the Target Entities to comply with and be bound by Section 6.10 of this Agreement until the Closing of the Acquisitions. Furthermore, in case at any time before or after the Effective Time any further action is necessary or desirable to carry out the purposes and intents of the Contribution Agreement, dated as of May 21, 2007, between the undersigned and Accelerated Innovations, the undersigned shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to make effective the transactions contemplated by such Contribution Agreement.

ACCIN CORPORATION
By:	/s/ Mikhail Kvitnitsky
	Name:	Mikhail Kvitnitsky
	Title:	President

EXHIBIT A
FORM OF ESCROW AGREEMENT
     This Escrow Agreement made and entered into                     , 2008, by and among [                    ] (the “Escrow Agent”), clickNsettle.com, Inc., a Delaware corporation (“CNS”), and Andrew A. Brooks, M.D. and Mikhail Kvitnitsky (the “Members’ Representatives”).
W I T N E S S E T H:
     WHEREAS, each of CNS, Cardo Medical, LLC, a California limited liability company (“Cardo”), and Cardo Acquisition, LLC, a California limited liability company that is a wholly owned subsidiary of CNS (“Merger Sub”), have entered into a Merger Agreement and Plan of Reorganization, dated as of June [___], 2008 (the “Merger Agreement”), that provides, upon the terms and subject to the conditions thereof, for the merger of Merger Sub with and into Cardo, with Cardo being the surviving entity and becoming a wholly owned subsidiary of CNS (the “Merger”).
     WHEREAS, at the effective time of the Merger, all equity interests of Cardo beneficially owned by each Cardo Member shall be converted into the right to receive and shall be exchanged for shares of Parent Common Stock (as defined in the Merger Agreement) as set forth in the Merger Agreement.
     WHEREAS, the Members’ Representatives have been appointed to act on behalf of all Historical Cardo Members in connection with the Merger Agreement and this Agreement.
     WHEREAS, this Escrow Agreement is entered into pursuant to Section 9.3 of the Merger Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:
     1. Unless otherwise specifically defined herein, capitalized terms used in this Escrow Agreement shall have the meanings ascribed to them in the Merger Agreement. Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement shall not in any event be construed so as to enlarge or diminish the rights of CNS or Cardo under the Merger Agreement and in the event of a conflict between the provisions of this Agreement and the provisions of the Merger Agreement, the provisions of the Merger Agreement shall govern.
     2. CNS and the Members’ Representatives hereby appoint [                         ] to act as the Escrow Agent hereunder, and the Escrow Agent hereby agrees to accept the duties of Escrow Agent in accordance with the terms and conditions of this Escrow Agreement. Pursuant to the appointment of the Members’ Representatives by the Historical Cardo Members, Escrow Agent is authorized to accept, act upon and rely upon any written notice, certificate, instrument, request, waiver, consent, paper or other document executed by the Members’ Representatives, as properly signed and delivered on behalf of all or any one of the Historical Cardo Members.

     3. On the Closing Date, (a) CNS shall deposit with the Escrow Agent, simultaneously with the execution and delivery of this Escrow Agreement, stock certificates registered in the names of the Historical Cardo Members evidencing the Cardo Escrowed Securities as set forth on Exhibit A attached hereto, which Exhibit A also lists the pro-rata share of the total number of Cardo Escrowed Securities deemed deposited by each Historical Cardo Member (“Pro-Rata Share”) and (b) each of the Historical Cardo Members shall deposit with the Escrow Agent an undated stock power separate from the stock certificates representing the Cardo Escrowed Securities deposited by each such Historical Cardo Member, endorsed in blank (“Cardo Member Stock Power”). During the Claim Period, CNS also shall deposit with the Escrow Agent: (i) all distributions of stock or other property or securities of CNS that may be issued with respect to the Cardo Escrowed Securities, including but not limited to any shares of CNS stock issued as the result of any stock split, reverse stock split, stock dividend, combination, recapitalization or similar transaction effected by CNS; (b) any other earnings or interest paid with respect to the Cardo Escrowed Securities; and (c) concurrently with the deposit of such property or funds, a list of the allocation of such property or funds among the Historical Cardo Members in the same format as Exhibit A hereto. CNS shall give each Historical Cardo Member notice of any such deliveries made to the Escrow Agent, and the Members’ Representatives shall cause each Historical Cardo Member to deposit with the Escrow Agent within ten (10) business days of such notice, an undated stock power representing any new distributions of stock or securities of CNS deposited with the Escrow Agent. Hereinafter, when the context so requires, the term “Cardo Escrowed Securities” shall include any additional shares of CNS stock deposited pursuant to subpart (i) of this Section 3, and all Cardo Escrowed Securities with any property or funds deposited pursuant to subpart (ii) of this Section 3, including without limitation any interest earned thereon, shall collectively be referred to as the “Escrowed Property”. The Escrowed Property shall provide security for the payment of any Damages incurred by any Parent Indemnified Party as finally determined in accordance with Cardo’s indemnification obligations set forth in Section 9.2(b) of the Merger Agreement (“Cardo Indemnification Obligations”).
     4. Escrow Agent acknowledges receipt of the Cardo Escrowed Securities and agrees to hold and disburse the Escrowed Property in accordance with the terms hereof. Escrow Agent shall maintain records and an account for each Historical Cardo Member showing the number of Cardo Escrowed Securities of each Historical Cardo Member held by the Escrow Agent from time to time. Upon the reasonable request of CNS or the Members’ Representatives, the Escrow Agent shall make such records available for inspection and copying by CNS, the Members’ Representatives or their authorized representatives.
     5. The Escrowed Property will be held for the benefit of the parties hereto and will not be subject to any lien or attachment of any other creditor of any party hereto and will be used solely for the purposes and subject to the conditions set forth herein.
     6. The Members’ Representatives, on behalf of the Historical Cardo Members, hereby grant (effective as of the date hereof) CNS a first priority security interest in, and hereby pledge and assign to CNS all of the Historical Cardo Members’ right, title and interest in and to the Escrowed Property to secure the Cardo Indemnification Obligations to the Parent Indemnified Parties. The Escrow Agent hereby agrees to act as bailee and possessory agent on behalf of CNS in respect of its security interest in the Historical Cardo Members’ rights in and to the Escrowed Property. The Escrow Agent shall, upon receipt of indemnification satisfactory to it from CNS for its fees and expenses incurred in connection with taking such actions, take all actions as may be reasonably requested in writing of it by CNS to further perfect or maintain the security interest created by the Historical Cardo Members hereunder in and to the Escrowed Property. Such security interest shall automatically be released with respect to any Escrowed Property distributed pursuant to the terms of this Escrow Agreement. The parties hereto agree and acknowledge that the establishment and maintenance of the escrow hereunder (“Escrow”) is intended to constitute possession of the Escrowed Property for the purposes of perfecting the security interest therein created by this Section 6.
     7. Notwithstanding anything in Section 3 to the contrary, while any Escrowed Property is held in Escrow: (a) the Historical Cardo Members will be entitled to receive all cash dividends declared in connection with any Cardo Escrowed Securities, and CNS shall deliver any such cash dividends directly to the Historical Cardo Members and not to or through the Escrow Agent; and (b) the Historical Cardo Members will be entitled to vote the Cardo Escrowed Securities so held and to give consents, waivers and ratifications in respect of such shares; provided, however, that no vote shall be cast or consent, waiver or ratification given, or action taken which would be inconsistent with or violate any provision of this Escrow Agreement, the Merger Agreement or any of the transactions contemplated by the Merger Agreement.
     8. The Escrow Agent shall hold the Escrowed Property in Escrow until authorized hereunder to deliver the same or any portion thereof as follows:
     (a) At any time within one (1) year from the date hereof (the “Claim Period”), CNS, on behalf of a Parent Indemnified Party, may give written notice to the Escrow Agent and the Members’ Representatives that it is asserting a claim against the Escrowed Property pursuant to Section 9.2(b) of the Merger Agreement (a “Claim”). In each notice of such a Claim (“Claim Notice”), CNS shall provide to the Escrow Agent and the Members’ Representative: (i) a statement of the amount of Escrowed Property CNS has estimated, in accordance with Section 9 of the Merger Agreement and Section 10 hereof, is reasonably required to secure payment of the Claim; and (ii) the basis for such Claim in sufficient detail for the Members’ Representatives to understand the nature of the Claim and the alleged facts upon which the Claim is based.
     (b) The Members’ Representatives shall have 30 days from receipt of a Claim Notice (“Notice Period”) to approve or object to a Claim, in whole or in part, by delivering written notice of such approval or objection to the Escrow Agent and CNS. If at any time the Members’ Representatives deliver written notice of approval of a Claim or any portion thereof, the full amount of the Claim as provided in the Claim Notice, or such portion approved by the Members’ Representatives, shall be deemed conclusively and irrevocably approved and the Escrow Agent shall be authorized to release and deliver to CNS, subject to the provisions of and in the manner provided in Section 9 hereof, the Escrowed Property or such portion thereof sufficient to satisfy the Claim as provided in the Claim Notice or such portion approved by the Members’ Representatives. If within the Notice Period the Members’ Representatives deliver written notice of objection to a Claim (“Objection”), or fail to deliver notice of either an approval of or an Objection to a Claim, such Claim shall be deemed to be contested.

     (c) All contested Claims or portions thereof shall remain pending, the Escrow Agent shall maintain in Escrow the Escrowed Property or such portion thereof as is estimated in the Claim Notice as necessary to satisfy the Claim, and the Escrow Agent, without concerning itself as to the grounds for any Objection, shall not disburse the Escrowed Property or any portion thereof to satisfy any contested Claim or portion thereof, until there has been a “Determination” of the Claim in accordance with the provisions of Section 9 hereof, notwithstanding the expiration of the Claim Period.
     (d) Within three business days after the Determination of a Claim in favor of a Parent Indemnified Party in accordance with the provisions of Section 9(a) hereof, the Escrow Agent shall deliver to CNS, on behalf of the applicable Parent Indemnified Party, Escrowed Property having a value (as determined in accordance with Section 10 hereof) equal to the amount of such Determination, as follows.
          (i) If the value of the Claim so payable is equal to or greater than the Escrowed Property then held by the Escrow Agent, the Escrow Agent shall deliver to CNS all of the Escrowed Property then held by it, by: (A) completing each Cardo Member Stock Power for the full number of Cardo Escrowed Securities then held by the Escrow Agent for each Historical Cardo Member; (B) delivering each such completed Cardo Member Stock Power and all of the certificates for the Cardo Escrowed Securities then held by the Escrow Agent to CNS; and (C) delivering any remaining Escrowed Property to CNS.
          (ii) If the value of the Claim so payable is less than the Escrowed Property then held by the Escrow Agent, the Escrow Agent shall deliver to CNS Escrowed Property having a value equal to the Determination, as follows, and in the following order.
               (A) The Escrow Agent shall deliver any Escrowed Property other than the Cardo Escrowed Securities to CNS.
               (B) The Escrow Agent shall calculate (“Disbursement Calculation”) (I) the total number of Cardo Escrowed Securities required to satisfy the balance of the Claim as provided in the Determination of Claim, (II) the Pro-Rata Share of such balance of each Historical Cardo Member and (III) the number of Cardo Escrowed Securities that will remain on deposit in Escrow for each Historical Cardo Member after subtracting each such Pro-Rata Share (“Pro-Rata Balance”). Upon finalizing the Disbursement Calculation, Escrow Agent shall give CNS and the Members’ Representatives written notice of the Disbursement Calculation, which notice shall include (1) the date of Determination of the Claim, (2) the resulting value of the Cardo Escrowed Securities used for the Disbursement Calculation pursuant to Section 10 hereof, and (3) the results of the calculations set forth in subparts (I), (II) and (III) of this Section 8(d)(ii)(B). CNS and the Members’ Representatives shall have ten days following receipt of such notice to verify the accuracy of each of the items set forth in the notice and the Disbursement Calculation and to deliver written notice to the Escrow Agent and the other party of any perceived errors or inaccuracies therein (“Error Notice”). If neither CNS nor the Members’ Representatives deliver an Error Notice within such ten days, CNS and the Members’ Representatives shall be deemed to have approved the Disbursement Calculation. If either CNS or the Members’ Representatives deliver an Error Notice within such ten days, the Escrow Agent shall not make any further disbursements with respect to the

Claim until it has corrected such errors or inaccuracies and/or each of the Escrow Agent, CNS and the Members’ Representatives have agreed to and accepted the Disbursement Calculation or CNS or the Members’ Representatives have delivered a certified copy of a final arbitration award or a certified copy of a judgment or order of a court of competent jurisdiction determining the Disbursement Calculation.
               (C) Following the deemed approval or mutual approval of the Disbursement Calculation: (I) CNS shall deposit with the Escrow Agent new stock certificates registered in the name of each Historical Cardo Member for the number of Cardo Escrowed Securities equal to each such Historical Cardo Member’s Pro-Rata Balance (“New Stock Certificates”); and (II) the Members’ Representatives shall cause each Historical Cardo Member to deposit with the Escrow Agent new undated stock powers, with respect to the New Stock Certificates, endorsed in blank (“New Stock Powers”).
               (D) When the Escrow Agent has received all of the New Stock Certificates, the Escrow Agent shall complete each original Cardo Member Stock Power for the number of Cardo Escrowed Securities equal to each Historical Cardo Member’s Pro-Rata Share and deliver each such completed Cardo Member Stock Power and all of the stock certificates for the Cardo Escrowed Securites then held by the Escrow Agent, other than the New Stock Certificates, to CNS.
               (E) Following such deliveries, the Escrow Agent shall hold the New Stock Certificates and the New Stock Powers, and any additional Escrowed Property subsequently received, in Escrow until the expiration of the Claim Period or, in the event there are Claims which have not yet been Determined as of the expiration of the Claim Period, until the final Determination of all such Claims (such date, as applicable, the “Escrow Release Date”); provided, however, that if the aggregate amount of any such pending Claims as provided in the corresponding Claim Notices is less than the value of the Escrowed Property on the date of the expiration of the Claim Period, or if there is more than one such pending Claim and following Determination and (if required) payment of any one Claim the value of the remaining Escrowed Property is more than the aggregate amount of the remaining pending Claim(s), all Escrowed Property in excess of such aggregate amount shall be distributed to the Historical Cardo Members within three (3) business days after the expiration of the Claim Period or the date of Determination of the resolved Claim, as applicable, based upon their respective Pro-Rata Shares.
     (e) In the event of the Determination of a Claim in favor of the Historical Cardo Members in accordance with Section 9(b), the Escrow Agent shall continue to hold the Escrowed Property in connection with such Determination in Escrow until the Escrow Release Date.
     (f) The Escrow Agent shall deliver to the Historical Cardo Members all Escrowed Property (if any) remaining in Escrow hereunder within three (3) business days after the Escrow Release Date. Such deliveries to the Historical Cardo Members shall be based upon their respective Pro-Rata Shares.
     9. The “Determination” of a Claim asserted hereunder pursuant to Section 8(d) hereof shall be made as follows (and the correlative term “Determined” shall have a correlative meaning):

     (a) The Claim (or a portion thereof) shall be deemed to have resulted in a Determination in favor of a Parent Indemnified Party upon delivery to the Escrow Agent of: (i) the written consent of the Members’ Representatives to the disbursement by Escrow Agent to CNS of the amount provided in a Claim Notice; (ii) the delivery by the Members’ Representatives and CNS to the Escrow Agent of a joint written notice revising the amount provided in a Claim Notice and instructing the Escrow Agent to disburse such revised amount; or (iii) the receipt of a certified copy of a final arbitration award or a certified copy of a judgment or order of a court of competent jurisdiction determining that a Parent Indemnified Party is entitled to Damages with respect to a Claim, and setting forth the amount of such Damages, together with a certificate executed by CNS that such award, judgment or order is final and non-appealable (a copy of which also shall be provided to the Members’ Representatives at the time sent to the Escrow Agent).
     (b) The Claim (or a portion thereof) shall be deemed to have resulted in a Determination in favor of the Historical Cardo Members upon delivery to the Escrow Agent of: (i) a joint written notice from CNS and the Members’ Representatives that CNS is withdrawing a Claim or any specified portion thereof; or (ii) a certified copy of a final arbitration award or a certified copy of a judgment or order of a court of competent jurisdiction denying the Claim or any specified portion thereof together with a certificate executed by the Members’ Representatives that such award, judgment or order is final and non-appealable (a copy of which shall also be provided to CNS at the time sent to the Escrow Agent).
     10. Escrowed Property being delivered to CNS pursuant to Section 8(d) hereof in respect of a Claim shall be valued on the basis of current market value at the date of Determination of the Claim. If the Escrowed Property being delivered consists in whole or in part of shares of Parent Common Stock, the per share current market value of any such shares shall be deemed to be the average closing price per share of the Parent Common Stock on the OTCBB or Eligible Market, as applicable, for the 10-day period ending on the day prior to such Determination. To the extent the Escrowed Property consists of a mixture of Parent Common Stock, funds or other property, the Escrow Agent shall make all determinations as to the form in which the Escrowed Property is to be disbursed, which determinations shall be conclusive and binding on the parties
     11. The term of this Escrow Agreement shall commence on the date the Cardo Escrowed Securities and Cardo Member Stock Powers are deposited with the Escrow Agent and shall remain in full force and effect until the Escrow Agent has delivered all the Escrowed Property in its possession in accordance with the terms hereof.
     12. The Escrow Agent may act in reliance upon any writing, notice, documentation, instrument or signature which it believes to be genuine; may assume the validity and accuracy of any statements or assertions contained in such writing, notice, documentation or instrument; and may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent makes no representation as to the validity, value, genuineness or collectibility of any security or other document or instrument held by or delivered to it and shall not be liable in any manner for the sufficiency or correctness as to form, manner of execution, or validity of any written instructions delivered to it; nor as to the identity, authority, or rights of any person executing the same. The duties of the Escrow Agent are only as herein specifically provided, and are purely ministerial in nature. The Escrow Agent shall neither be responsible for, or under, nor chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document in connection herewith, including, without limitation, the Merger Agreement and shall be required to act in respect of the Escrowed Property only as provided in this Escrow Agreement. This Escrow Agreement sets forth all the obligations of the Escrow Agent with respect to any and all matters pertinent to the escrow contemplated hereunder and no additional obligations of the Escrow Agent shall be implied from the terms of this Escrow Agreement or any other agreement. The Escrow Agent shall incur no liability in connection with the discharge of its obligations under this Escrow Agreement or otherwise in connection therewith, except such liability as may arise from the willful misconduct of the Escrow Agent.
     13. The Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in accordance with the opinion of such counsel.
     14. The Escrow Agent is acting as a stakeholder only with respect to the Escrowed Property. If any dispute arises as to whether the Escrow Agent is obligated to deliver the Escrowed Property or as to whom the Escrowed Property is to be delivered or the amount thereof, the Escrow Agent shall not be required to make any delivery, but in such event, the Escrow Agent may hold the Escrowed Property until receipt by the Escrow Agent of instructions in writing, signed by all parties which have, or claim to have, an interest in the Escrowed Property, directing the disposition of the Escrowed Property, or in the absence of such authorization, the Escrow Agent may hold the Escrowed Property until receipt of a certified copy of a final judgment of a court of competent jurisdiction providing for the disposition of the Escrowed Property. The Escrow Agent may require, as a condition to the disposition of the Escrowed Property pursuant to written instructions, indemnification and/or opinions of counsel, in form and substance satisfactory to the Escrow Agent, from each party providing such instructions. If such written instructions, indemnification and opinions are not received, or proceedings for such determination are not commenced, within thirty (30) days after receipt by the Escrow Agent of notice of any such dispute and diligently continued, or if the Escrow Agent is uncertain as to which party or parties are entitled to the Escrowed Property, Escrow Agent may either (i) hold the Escrowed Property until receipt of (X) such written instructions and indemnification or (Y) a certified copy of a final judgment of a court of competent jurisdiction providing for the disposition of the Escrowed Property, or (ii) deposit the Escrowed Property in the registry of a court of competent jurisdiction; provided, however, that notwithstanding the foregoing, Escrow Agent may, but shall not be required to, institute legal proceedings of any kind. The Escrow Agent shall be indemnified pursuant to the provisions of Section 16 hereof for all costs and reasonable attorneys’ fees incurred by it in its capacity as escrow agent in connection with any such action and shall be fully protected in suspending all or any part of its activities under this Escrow Agreement until a final judgment in such action is resolved.
     15. The Escrow Agent may resign at any time upon the giving of thirty (30) days written notice to the other parties of this Escrow Agreement. Upon such resignation, CNS and the Members’ Representatives shall jointly appoint a successor escrow agent, who shall assume the duties of Escrow Agent hereunder by supplement hereto. If a successor escrow agent is not appointed within ten (10) days after notice of resignation, the Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent. CNS and the Members’

Representatives may, at any time, appoint a successor escrow agent upon fifteen (15) days prior written notice to the Escrow Agent executed by CNS and the Members’ Representatives.
     16. CNS and Cardo, jointly and severally, shall reimburse the Escrow Agent for all reasonable expenses incurred by the Escrow Agent in connection with the duties hereunder. CNS shall indemnify and hold the Escrow Agent harmless from any and all claims, liabilities, losses, actions, suits, proceedings at law or in equity, or any other expenses, fees or charges of any nature whatsoever, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Escrow Agreement; and in connection therewith CNS shall indemnify the Escrow Agent against any and all expenses including reasonable attorneys’ fees and the costs of defending any action, suit or proceedings or resisting any claim in such capacity; provided, however, that in the event of a dispute between CNS and the Members’ Representatives, the nonprevailing party shall indemnify and hold the prevailing party harmless against any and all costs and expenses incurred by the prevailing party pursuant to the provisions hereof, including without limitation attorneys fees and costs and all cost incurred in connection with indemnifying and defending Escrow Agent under this Section 16 in connection with such dispute.
     17. This Escrow Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
     18. This Escrow Agreement represents the entire agreement between the Escrow Agent, on the one hand, and CNS and the Members’ Representatives, on the other hand, with respect to the subject matter hereof and shall be binding upon the parties, their respective successors and permitted assigns. This Escrow Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.
     19. Any notice pertaining to this Escrow Agreement shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by cable, telegram, telecopier or telex or sent by prepaid overnight carrier, to the respective parties at the following address:
If to CNS:
clickNsettle.com, Inc.
4400 Biscayne Boulevard, Suite 950
Miami, Florida 33137
Attention: Glenn Halpryn
Fax: (305) 573-4115
With a copy to:
Judith Kenney & Associates, P.A.
2001 Biscayne Boulevard, Suite 3402

Miami, Florida 33137
Attention: Judith Kenney, Esq.
Fax: (305) 572-1085
and
Akerman Senterfitt
One Southeast Third Avenue
Suite 2700
Miami, Florida 33131
Attention: Teddy D. Klinghoffer, Esq.
Fax: (305) 374-5095
If to Members’ Representatives:
Andrew A. Brooks, M.D.
8899 Beverly Boulevard, Suite 619
Beverly Hills, California 90048
Fax: (310) 861-5299
and
Mikhail Kvitnitsky
1033 US Highway 46 East
Suite A204
Clifton, NJ 07013
Fax: (973) 777-8851
With a copy to:
Ervin, Cohen & Jessup LLP
9401 Wilshire Boulevard, 9th Floor
Beverly Hills, CA 90212
Attention: Howard Z. Berman, Esq.
Fax: (310) 859-2325
If to the Escrow Agent:
First American Professional Real Estate Services
200 Commerce
Irvine, CA 92602
Attention: Robert Sawyer
Email: rswayer@firstam.com

or to such other address or addresses as any party hereto may designate in writing to the other parties.
     20. Except as otherwise specifically provided herein, nothing contained in this Agreement shall limit or impair any right or remedy to which any of the parties hereto may be entitled under the Merger Agreement or otherwise.
     21. This Escrow Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     22. The parties hereto hereby agree to take any and all actions and to execute and deliver at any time and from time to time such other documents and instruments as may reasonably be required to effectuate the transactions contemplated hereby.
     23. Neither this Escrow Agreement nor any rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto.
     24. Nothing contained in this Escrow Agreement is intended or shall be construed to give any person, corporation or other entity, other than the parties hereto and the Parent Indemnified Parties and their respective successors and permitted assigns, any legal, equitable right, remedy or claim under or in respect to this Escrow Agreement or any provision herein contained, this Escrow Agreement being intended to be and being for the sole and exclusive benefit of the parties hereto and the Parent Indemnified Parties and their respective successors and permitted assigns.
[Signatures Appear on Following Page]

     IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be duly executed as of the date first above written.

CLICKNSETTLE.COM, INC.

By:
Name:
Title:

MEMBERS’ REPRESENTATIVES:

By:
Name:	Andrew A. Brooks, M.D.

By:
Name:	Mikhail Kvitnitsky

ESCROW AGENT:

By:
Name:
Title:

EXHIBIT B
Form of Certificate of Merger
[qbe merg of California Secretary of State CERTIFICATE OF MERGER (California Corporations Code sections 1113(g), 6019.1, 8019.1, 9640, 12540.1, 15678.4, 15911.14, 16915(b)and 17552) IMPORTANT — Read all instructions before completing this form. This Space For Filing Use Only I. NAME OF SURVIVING ENTITY 2. TYPE OF ENTITY 3. CA SECRETARY OF STATE FILE NUMBER 4. JURISDICTION CARDO MEDICAL, LLC LLC 200710010139 CALIFORNIA 5. NAME OF DISAPPEARING ENTITY 6. TYPE OF ENTITY 7. CA SECRETARY OF STATE FILE NUMBER 8. JURISDICTION CARDO ACQUISITION, LLC LLC 200815010213 CALIFORNIA EQUALED OR EXCEEDED THE VOTE REQUIRED. IF A VOTE WAS REQUIRED, SPECIFY THE CLASS AND THE NUMBER OF OUTSTANDING INTERESTS OF EACH CLASS ENTITLED TO VOTE ON THE MERGER AND THE PERCENTAGE VOTE REQUIRED OF EACH CLASS. ATTACH ADDITIONAL PAGES, IF NECESSARY. SURVIVING ENTITY DISAPPEARING ENTITY CLASS AND NUMBER AND PERCENTAGE VOTE REQUIRED CLASS AND NUMBER AND PERCENTAGE VOTE REQUIRED one class-membership interests 100% given one class-membership interests 100% given 10. IF EQUITY SECURITIES OF A PARENT PARTY ARE TO BE ISSUED IN THE MERGER, CHECK THE APPLICABLE STATEMENT. I /J No vote of the shareholders of the parent party was required. | The required vote of the shareholders of the parent party was obtained. II. IF THE SURVIVING ENTITY IS A DOMESTIC LIMITED LIABLITY COMPANY, LIMITED PARTNERSHIP, OR PARTNERSHIP, PROVIDE THE REQUISITE CHANGES (IF ANY) TO THE INFORMATION SET FORTH IN THE SURVIVING ENTITY’S ARTICLES OF ORGANIZATION, CERTIFICATE OF LIMITED PARTNERSHIP OR STATEMENT OF PARTNERSHIP AUTHORITY RESULTING FROM THE MERGER. ATTACH ADDITIONAL PAGES, IF NECESSARY. Please see Attachment A hereto. 12. IF A DISAPPEARING ENTITY IS A DOMESTIC LIMITED LIABLITY COMPANY, LIMITED PARTNERSHIP, OR PARTNERSHIP, AND THE SURVIVING ENTITY IS NOT A DOMESTIC ENTITY OF THE SAME TYPE, ENTER THE PRINCIPAL ADDRESS OF THE SURVIVING ENTITY. PRINCIPAL ADDRESS OF SURVIVING ENTITY CITY AND STATE ZIP CODE 13. OTHER INFORMATION REQUIRED TO BE STATED IN THE CERTIFICATE OF MERGER BY THE LAWS UNDER WHICH EACH CONSTITUENT OTHER BUSINESS ENTITY IS ORGANIZED. ATTACH ADDITIONAL PAGES, IF NECESSARY. 14. STATUTORY OR OTHER BASIS UNDER WHICH A FOREIGN OTHER BUSINESS ENTITY IS AUTHORIZED TO EFFECT 15. FUTURE EFFECTIVE DATE, IF ANY THE MERGER. (Month) (Day) (Year) 16. ADDITIONAL INFORMATION SET FORTH ON ATTACHED PAGES, IF ANY, IS INCORPORATED HEREIN BY THIS REFERENCE AND MADE PART OF THIS CERTIFICATE. 17. I CERTIFY UNDER PENALTY OF PERJURY UNDER THE LAWS OF THE STATE OF CALIFORNIA THAT THE FOREGOING IS TRUE AND CORRECT OF MY OWN KNOWLEDGE. I DECLARE I AM THE PERSON WHO EXECUTED THIS INSTRUMENT, WHICH EXECUTION IS MY ACT AND DEED. Andrew A. Brooks, M.D., Manager SIGNATURE OF AUTHORIZED PERSON FOR THE SURVIVING ENTITY DATE TYPE OR PRINT NAME AND TITLE OF AUTHORIZED PERSON ‘ Mikhail Kvitnitsky, Manager SIGNATURE OF AUTHORIZED PERSON FOR THE SURVIVING ENTITY DATE TYPE OR PRINT NAME AND TITLE OF AUTHORIZED PERSON clickNsettle.com, Inc., Sole Member SIGNATURE OF AUTHORIZED PERSON FOR THE DISAPPEARING ENTITY DATE TYPE OR PRINT NAME AND TITLE OF AUTHORIZED PERSON By: Glenn L. Halpryn, President SIGNATURE OF AUTHORIZED PERSON FOR THE DISAPPEARING ENTITY DATE TYPE OR PRINT NAME AND TITLE OF AUTHORIZED PERSON For an entity that is a business trust, real estate investment trust or an unincorporated association, set forth the provision of law or other basis for the authority of the person signing: QBE (REV01/2008) APPROVED BY SECRETARY OF STATE

B-1

Attachment A to Certificate of Merger
Answer to item 11:
The Articles of Organization of the Disappearing Entity, as in effect immediately prior to the filing of this Certificate of Merger, shall be the Articles of Organization of the Surviving Entity, until further amended in accordance with the Beverly-Killea Limited Liability Company Act, except that item 1 of the Articles of Organization of the Disappearing Entity shall be amended to read as follows: “CARDO MEDICAL, LLC”

B-2

EXHIBIT C
Surviving Entity’s Initial Officers
Andrew A. Brooks, M.D. – Chief Executive Officer and Chairman of the Board
Mikhail Kvitnitsky – President and Chief Operating Officer
Derrick Romine – Chief Financial Officer and Secretary

EXHIBIT D
FORM OF LOCKUP AGREEMENT
clickNsettle.com, Inc.
4400 Biscayne Boulevard
Suite 950
Miami, FL 33137
Ladies and Gentlemen:
          The undersigned, a holder of equity interests of Cardo Medical, LLC (“Company”), desires that the Company merge (the “Merger”) with and into a wholly-owned subsidiary of clickNsettle.com, Inc. (“Parent”). For good and valuable consideration, the undersigned is entering into this agreement (this “Lock-Up Letter Agreement”) and hereby irrevocably agrees that following the closing of the Merger, and until the second anniversary of closing of the Merger (the “Lock-Up Period End Date”), the undersigned will not, directly or indirectly:
          (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of Parent’s Common Stock, par value $.001, or any other securities of Parent convertible into or exercisable or exchangeable for any shares of such Common Stock which are owned as of the date of this Lock-Up Letter Agreement (collectively, the “Shares”), including, without limitation, Shares that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and Shares that may be issued upon exercise of any options or warrants, or securities convertible into or exercisable or exchangeable for Shares;
          (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Shares, whether any such transaction is to be settled by delivery of Shares or other securities, in cash or otherwise;
          (3) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Shares or any other securities of Parent; or
          (4) publicly disclose the intention to do any of the foregoing, for a period commencing on the date of the closing of the Merger and ending on the Lock-Up Period End Date.
          The restrictions on the actions set forth in sections (1) through (4) above shall not apply to: (a) transfers of Shares as a bona fide gift; (b) transfers of Shares to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned; (c) transfers of Shares to any beneficiary of the undersigned pursuant to a will, trust instrument or other testamentary document or applicable laws of descent; (d) transfers of Shares to the Company; or (e) transfers of Shares to any entity directly or indirectly controlled by or under common control with the undersigned; provided that, in the case of any transfer or distribution pursuant to clause (a), (b), (c), (d) or (e) above, each donee, distributee or transferee shall sign and deliver to Parent, prior to such transfer, a lock-up agreement substantially in the form of this Lock-Up Letter Agreement. For purposes of this Lock-Up Letter Agreement, “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin.
          In furtherance of the foregoing, Parent and its transfer agent on its behalf are hereby authorized (i) to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement and (ii) to imprint on any certificate representing Shares a legend describing the restrictions contained herein.
          It is understood that if the Merger Agreement entered into in connection with the Merger has been terminated without the consummation of the Merger, this Lock-Up Letter Agreement shall be cancelled and of no further force and effect.
          The undersigned understands that the Company will proceed with the Merger in reliance on this Lock-Up Letter Agreement.
          The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.
          For the avoidance of doubt, nothing herein shall be understood to prevent the undersigned from taking any of the actions described in sections (1) through (4) above with respect to any shares of Parent’s Common Stock or other securities of Parent acquired by the undersigned through open market purchases consummated after the date of this Lock-Up Agreement.
          If the Parent agrees to enter into any agreement with any other holder (or effects a waiver with the same effect) of Shares who agreed to enter into a lock-up letter agreement with substantially the same terms as this Lock-Up Letter Agreement to permit such holder to sell Shares prior to the Lock-Up Period End Date, which sale would otherwise be restricted by this Lock-Up Letter Agreement, the Parent shall enter into a similar agreement with (or provide a similar waiver to) the undersigned to provide for the release of a proportionate number of Shares.
[Signature page follows]

     Other than as set forth above, this Lock-Up Letter Agreement shall terminate upon the Lock-Up Period End Date. This Lock-Up Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware.

Very truly yours,
By:
Name:
Title:

Dated:

EXHIBIT E
INVESTOR REPRESENTATION LETTER
     The undersigned (the “Investor”) is delivering this letter to clickNsettle.com, Inc., a Delaware corporation (the “Company”), in connection with the Investor’s acquisition of shares of capital stock of the Company (the “Securities”).
     The Investor understands that the sale of the Securities has not been registered under the Securities Act of 1933 (as amended, the “Securities Act”) and such Securities are being offered and sold pursuant to a specific exemption from the registration requirements of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein or otherwise made pursuant hereto.
     The Investor is acquiring the Securities for investment for the Investor’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.
     The Investor (a) is an “accredited investor” within the meaning of Regulation D, Rule 501(a) promulgated by the Securities and Exchange Commission, as certified by such Investor’s initials on the attached Accredited Investor Certification, or (b) either alone, or the Investor with his, her or its “purchaser representative,” within the meaning of Regulation D, Rule 501(h) under the Securities Act, has such knowledge and experience in financial and business matters so that the Investor is capable of evaluating the merits and risks of his, her or its investment in the Company and has the capacity to protect his, her or its own interests. The Investor (i) has adequate means of providing for such Investor’s current needs and possible personal contingencies, (ii) has no present need for liquidity in such Investor’s investment, (iii) is able to bear the substantial economic risks of an investment in the Securities for an indefinite period and (iv) at the present time, can afford a complete loss of such investment.
     The Investor acknowledges that the Securities must be held indefinitely unless subsequently registered for resale under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available. The Investor further understands that there is no assurance that any exemption from registration under the Securities Act will be available or, if available, that such exemption will allow the Investor to dispose of or otherwise transfer any or all of the Securities under the circumstances, in the amounts or at the times the Investor might propose.
     The Investor understands and agrees that the certificates evidencing the Securities shall bear the legends relating to restrictions on transfer under federal and state securities laws and legends required under applicable state securities laws.

Sincerely,

By:

Print Name:

Print Title (if applicable):

Name of Entity (if applicable):

Address:

Date:

E-1

CLICKNSETTLE.COM, INC.
ACCREDITED INVESTOR CERTIFICATION
For Individual Stockholders Only
(all Individual Stockholders must INITIAL where appropriate):

Initial	I have a net worth (including home, furnishings and automobiles) in excess of $1,000,000 either individually or through aggregating my individual holdings and those in which I have a joint, community property or other similar shared ownership interest with my spouse.

Initial	I have had an annual gross income for the past two years of at least $200,000 (or $300,000 jointly with my spouse) and expect my income (or joint income, as appropriate) to reach the same level in the current year.

Initial	I am a director or executive officer of clickNsettle.com, Inc.
For Non-Individual Stockholders
(all Non-Individual Stockholders must INITIAL where appropriate):

Initial	The Investor certifies that it is a partnership, corporation, limited liability company or business trust that is 100% owned by persons each of whom meet at least one of the criteria for Individual Stockholders set forth above.

Initial	The Investor certifies that it is a partnership, corporation, limited liability company or business trust that has total assets of at least $5,000,000 and was not formed for the purpose of investing in clickNsettle.com, Inc.

Initial	The Investor certifies that it is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”) whose investment decision is made by a plan fiduciary (as defined in ERISA §3(21)) that is a bank, savings and loan association, insurance company or registered investment adviser.

Initial	The Investor certifies that it is an employee benefit plan whose total assets exceed $5,000,000.

Initial	The Investor certifies that it is a self-directed employee benefit plan whose investment decisions are made solely by persons who meet at least one of the criteria for Individual Stockholders.

Initial	The Investor certifies that it is a U.S. bank, U.S. savings and loan association or other similar U.S. institution acting in its individual or fiduciary capacity.

Initial	The Investor certifies that it is a broker-dealer registered pursuant to §15 of the Securities Exchange Act of 1934.

Initial	The Investor certifies that it is an organization described in §501(c)(3) of the Internal Revenue Code with total assets exceeding $5,000,000 and not formed for the specific purpose of investing in clickNsettle.com, Inc.

Initial	The Investor certifies that it is a trust with total assets of at least $5,000,000, not formed for the specific purpose of investing in clickNsettle.com, Inc., and whose purchase is directed by a person with such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment.

Initial	The Investor certifies that it is a plan established and maintained by a state or its political subdivisions, or any agency or instrumentality thereof, for the benefit of its employees, and which has total assets in excess of $5,000,000.

Initial	The Investor certifies that it is an insurance company as defined in §2(13) of the Securities Act, or a investment company registered under the Investment Company Act of 1940.

Initial	The Investor certifies that it is a business development company (as defined in Section 2(a)(48) of the Investment Company Act of 1940).

Initial	The Investor certifies that it is a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

Initial	The Investor certifies that it is a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

E-2

EXHIBIT F
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
[                         ]
a [                         ] limited liability company
     [                         ], a [                         ] limited liability company (the “Member”), and [                         ], a [                         ] limited liability company (the “Company”), hereby enter into this Amended and Restated Limited Liability Company Agreement (the “Agreement”) effective as of June ___, 2008.
SECTION 1
NAME
     The name of the Company is “[                         ]”.
SECTION 2
PURPOSE AND POWERS
     The Company may engage in any activity for which limited liability companies may be organized in the State of [                         ]. The Company shall possess and may exercise all of the powers and privileges granted by the [                         ] Limited Liability Company Act, as the same may be amended from time to time (the “Act”), or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.
SECTION 3
PRINCIPAL PLACE OF BUSINESS, REGISTERED OFFICE
AND REGISTERED AGENT
     The principal place of business and chief executive office of the Company is [                         ], or at any other place or places within or without the State of [                         ] as designated from time to time by the Member. In addition, the Company may maintain such other offices as the Member deems advisable. The name and address of the resident agent of the Company is [                         ] or any successor appointed by the Member in accordance with the Act.
SECTION 4
MEMBERSHIP INTERESTS
     The Company is authorized to issue a single class of Membership Interests (as defined in the Act) (the “Membership Interests”). As of the date hereof, all of the issued and outstanding Membership Interests in the Company are held by the Member. The Member shall be entitled to any and all benefits to which the holder of the Membership Interests may be entitled under this Agreement or pursuant to the Act and shall be subject to all obligations of such person to comply with the terms and provisions of this Agreement.

SECTION 5
CAPITAL CONTRIBUTIONS; LOANS
     The Member may contribute cash or other property to the Company as the Member shall determine from time to time. The Company may borrow money from the Member or third parties as determined from time to time in the sole and absolute discretion of the Member.
SECTION 6
TAX CHARACTERIZATION
     The Member and the Company intend that, unless and until the Company has more than one equity holder for federal income tax purposes, the Company shall be disregarded for federal and all relevant state tax purposes to the fullest extent possible. All provisions of the Company’s Certificate of Formation filed with the [                    ] Secretary of State (the “Certificate”) and this Agreement shall be construed accordingly. If and when the Company has more than one equity holder for federal income tax purposes, it is the intention of the Member and the Company that the Company shall be treated as a “partnership” for federal and all relevant state tax purposes and that the Company shall make all available elections to be so treated. The provisions of this Section 6 are not intended to effect in any way the Company’s status as a limited liability company under the Act.
SECTION 7
MANAGEMENT
     The management of the Company shall be vested in the Member. The Member shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company to the full extent provided by the Act, other law, the Certificate and this Agreement. No meetings of the Company or the Member are required.
     The Member may appoint such officers of the Company as shall be deemed necessary or convenient, who shall exercise such powers and perform such duties as shall be determined from time to time by the Member. Any officer may be removed at any time, either with or without cause, by the Member, and any officer may resign at any time effective upon written notice to the Member. The officers of the Company as of the date hereof are set forth on Schedule A hereto.
     The Member may assign titles to particular officers, and, unless the Member decides otherwise, the assignment of such titles shall constitute the delegation to the officers in question of the authority and duties that are normally associated with that office for an officer of a corporation organized under the laws of the State of [                         ], subject to any specific delegation or reservation of authority and duties made to such officer by the Member. Each officer shall hold office until his or her successor shall be duly designated or until his or her death, resignation or removal. Designation of a person as an officer of the Company shall not of itself create any contract rights.

     The Member, and the officers or other persons designated by the Member, shall have full and complete authority to execute any instruments or documents on behalf of the Company or to sign the name of the Company, and any such execution or signature shall be binding upon the Company.
     The Member may engage or invest in, independently or with others, any business activity of any type or description, including a business activity in direct or indirect competition with the Company. The Company shall have no right in or to such other ventures or activities or to the income or proceeds derived therefrom. The Member shall have no obligation to present any investment opportunity or prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company.
     If the Member or an affiliate of the Member transacts business with the Company in accordance with this Agreement, the Member or the affiliate shall have the same rights and obligations as a person transacting business with the Company who is not a Member.
     The Member, and the officers or other persons designated by the Member, are authorized to sign and endorse checks, drafts and other evidences of indebtedness made payable to the order of the Company for the purpose of deposit into the Company’s accounts. The Member shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company and shall not permit the funds of the Company to be commingled in any fashion with the funds of the Member or any other person.
     The Company shall reimburse the Member for costs and expenses that the Member incurs in good faith and in furtherance of the Company’s business.
SECTION 8
INDEMNIFICATION
     To the fullest extent allowed by law, the Member shall have no liability to the Company for, and the Company shall indemnify the Member against and hold the Member harmless from, any and all claims, judgments, liabilities, damages, costs, fees and expenses arising out of the Member’s acts or omissions in connection with furthering the activities and affairs of the Company, provided that such act or omission was in good faith and did not constitute fraud, willful violation of the law or a breach of any provision of this Agreement. In addition, the Company may indemnify and defend any other agent of the Company to such extent and on such terms as may be approved from time to time by the Member
SECTION 9
DISTRIBUTIONS
     Subject to applicable law and any limitations in this Agreement, the Company may from time to time, as the Member shall determine, distribute cash or other assets of the Company to the Member.

SECTION 10
ASSIGNMENTS; ADDITIONAL MEMBERS
     The Member may assign all or any part of its Membership Interest at any time (an assignee of such Interest is hereinafter referred to as a “Permitted Transferee”). A Permitted Transferee shall become a substituted or additional Member automatically upon an assignment. One or more additional members of the Company may be admitted with the consent of the Member.
SECTION 11
BOOKS AND RECORDS
     The Company shall keep or cause to be kept complete and accurate books, records and financial statements of the Company and supporting documentation of transactions with respect to the conduct of the Company’s business, and all other books and records required by the Act.
SECTION 12
DISTRIBUTIONS UPON DISSOLUTION
     Upon dissolution of the Company as set forth in Section 13 below, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and the Member. The Member, or such other person appointed by the Member, as the case may be (the “Liquidator”), shall be responsible for overseeing the winding up and dissolution of the Company, which winding up and dissolution shall be completed as soon as practicable (with a view to maximizing the overall value of the Company) following the occurrence of the dissolution. The Liquidator shall take full account of the Company’s liabilities and assets and shall cause the assets or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order: first, to creditors (including the Member, to the extent otherwise permitted by law) in satisfaction of all of the Company’s debts and other liabilities (whether by payment or the making of reasonable provision for the payment thereof); and thereafter, the balance, if any, to the Member.
SECTION 13
DISSOLUTION
     The Company shall dissolve, and its affairs shall be wound up, upon the decision of the Member, which shall be evidenced in writing.
SECTION 14
LIMITED LIABILITY
     The Member, in its capacity as a member of the Company, shall have no liability for the obligations or liabilities of the Company, whether that liability or obligation arises in contract, tort or otherwise, except to the extent required by the Act.

SECTION 15
AMENDMENT; ENTIRE AGREEMENT
     This Agreement may be amended only in a writing signed by the Member. This Agreement contains the entire understanding between the parties hereto and supersedes any prior or contemporaneous understandings or agreements between them respecting the subject matter hereof.
SECTION 16
GOVERNING LAW
     This Agreement shall be governed by and construed under the laws of the State of [                         ], excluding any conflicts of laws rule or principle that might refer the governance or construction of this Agreement to the laws of another jurisdiction.
SECTION 17
SEVERABILITY
     Every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.
*** Signature page follows ***

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

MEMBER

[ ]

By:
Name:
Title:

THE COMPANY

[ ]

By:	[ ]

By:
Name:
Title:

EXHIBIT F
Schedule A
     Officers

President	[	]

Chief Financial Officer and Secretary	[	]